UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Bristow Group Inc.

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BRISTOW GROUP INC.
2000 W. SAM HOUSTON PKWY. S., SUITE 1700
HOUSTON, TEXAS 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas on August 2, 2007, at 8:00 a.m. for the following purposes:

1.	To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

3.	To approve an amendment to the Company’s Certificate of Incorporation to eliminate the Series B Preference Shares;

4.	To approve the adoption of the Bristow Group Inc. 2007 Long Term Incentive Plan;

5.	To consider and act upon a proposal to approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008; and

6.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on June 25, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET BY USING INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

Houston, Texas
July 2, 2007

I.  GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of Bristow Group Inc. (the “Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 2, 2007, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. We are mailing this proxy statement and the enclosed proxy card to stockholders on approximately July 2, 2007. All proxies in the enclosed form that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?

The stockholders will vote on the following:

•	election of directors;

•	approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

•	approval of an amendment to the Company’s Certificate of Incorporation to eliminate the Series B Preference Shares;

•	approval of the adoption of the Company’s 2007 Long Term Incentive Plan; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?

We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on June 25, 2007 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date we had 23,648,054 shares of common stock outstanding.

How many votes are required for the approval of each item?

The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

Approval of the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock and to eliminate the Series B Convertible Preference Shares will require the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the Record Date. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present, but will have the same effect as a vote against this amendment of the Certificate of Incorporation. A failure to vote shares of common stock will also have the effect of a vote against this amendment of the Certificate of Incorporation.

Approval of the amendment of the Bristow Group Inc. 2007 Long Term Incentive Plan will require the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents a majority of the votes entitled to be cast on the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on the proposal as long as holders of a majority of shares of common stock cast votes on the proposal.

The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2008 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “Broker Nonvotes”?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For some proposals, such as election of directors and the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for other proposals, such as the proposals to approve the amendment of our Certificate of Incorporation and the Bristow Group Inc. 2007 Long Term Incentive Plan, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes on particular matters considered at the Annual Meeting.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by marking your enclosed proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the 2008 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by March 5, 2008. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must also give us written notice not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

II.  CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Director Independence

Our Corporate Governance Guidelines require that a majority of the Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances the Board considers relevant.

To assist it in determining the independence of our directors, the Board has adopted certain categorical standards. A copy of the standards is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Our categorical standards are consistent with the standards set forth in the NYSE listing standards.

The Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. Based on that review, our Board has determined that Messrs. Amonett, Bolden, Cannon, Flick, Knudson, Tamblyn and Waldrup are independent.

Term of Office; Mandatory Retirement

All of our directors stand for election at each Annual Meeting.

Under our Corporate Governance Guidelines:

•	directors will resign from the Board effective at the Annual Meeting of Stockholders following their seventy-second birthday, unless two-thirds of the members of the Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from the Board when they retire, resign or otherwise cease to be employed by the Company; and

•	a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from the Board and the Corporate Governance and Nominating Committee of the Board will assess the situation and recommend to the full Board whether to accept the resignation.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors meet separately at least once a year. Normally, the Chairman of the Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of the Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the then-

Chairman of one of the committees of the Board of Directors required to be composed solely of independent directors, in the following order: Audit, Compensation, and Corporate Governance and Nominating Committees.

Stockholders and other interested parties who wish to communicate with the Lead Director of executive sessions or with the non-management directors as a group should send their correspondence to: Lead Director or Bristow Group Inc. Non-Management Directors, as the case may be, c/o Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of the Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).

Code of Ethics and Business Conduct

The Board has adopted a Code of Business Integrity for directors and employees (the “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website, www.bristowgroup.com, under the “Code of Integrity” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

The Corporate Governance Committee will review any issues under the Code involving an executive officer or director and will report its findings to the full Board. The Board does not envision that any waivers of the Code will be granted, but, should a waiver be granted for an executive officer or director, it will also be promptly disclosed on our website.

Director Selection

The Board has adopted criteria for the selection of directors that describe the qualifications the Corporate Governance and Nominating Committee must evaluate and consider looks for in director candidates. Such criteria include (i) experience serving as chief executive officer or other senior corporate executive, (ii) international business experience, (iii) energy or oil service company experience and (iv) finance, accounting or banking experience. These criteria are included in the Corporate Governance Guidelines which are posted on our website.

The Corporate Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by its employees, directors, stockholders, and others, including search firms.

The Corporate Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.

If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Corporate Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Corporate Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 60th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

We did not receive any nominations for director from stockholders for our 2007 Annual Meeting.

Director Attendance

The Board of Directors held nine meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director except for Mr. Bolden, who was unable to attend one regularly scheduled board meeting due to a prior commitment scheduled before he became a director and one teleconference board meeting held on short notice.

It is our policy that each director of the Company is expected to be present at each Annual Meeting of Stockholders, absent circumstances that prevent attendance. We facilitate director attendance at the Annual Meetings of Stockholders by scheduling such meetings in conjunction with regular meetings of directors. All of our directors attended last year’s Annual Meeting.

Communication with Directors

The Board of Directors maintains a process for stockholders and interested parties to communicate directly with the Board.

All communications should be delivered in writing addressed to the Corporate Secretary at 2000 West Sam Houston Pkwy. S., Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: Bristow Group Inc. Board of Directors, Bristow Group Inc. Nominating and Governance Committee, Bristow Group Inc. Audit Committee, Bristow Group Inc. Executive Committee, Bristow Group Inc. Compensation Committee or the individual director designated by full name as it appears in the Company’s most recent proxy statement. All communications must be accompanied by the following information:

•	If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a shareholder, a statement regarding the nature of the person’s interest in the Company;

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

For more detail, refer to our Company Policy for Communications with the Board of Directors posted on our website, www.bristowgroup.com, under the caption “Governance”.

III.  COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has the following committees, the membership of which as of the Record Date, is set forth below. The charters of our Executive, Audit, Compensation and Corporate Governance and Nominating Committees are posted on our website, www.bristowgroup.com, under the “Governance” caption and are available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Number of Meetings
Name of Committee and Members	in Fiscal 2007

EXECUTIVE	-0-
Thomas C. Knudson
Peter N. Buckley
William E. Chiles
Robert W. Waldrup
AUDIT(1)	7
Ken C. Tamblyn
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
COMPENSATION(1)	6
Robert W. Waldrup
Thomas N. Amonett
Charles F. Bolden, Jr.
CORPORATE GOVERNANCE AND NOMINATING(1)	3
Thomas C. Knudson
Charles F. Bolden, Jr.
Michael A. Flick

(1)	As of April 21, 2007, all members of the Audit, Compensation and Corporate Governance and Nominating Committees were independent as defined by the applicable NYSE rules.

Executive Committee

In the intervals between meetings of the Board of Directors, to the extent it is not possible or feasible to have a meeting of the Board of Directors, the Executive Committee exercises the powers of the Board of Directors in directing the management of the business affairs of the Company, except in those matters which are expressly delegated to another committee of the Board of Directors or matters which, under the General Corporation Law of Delaware, the Company’s Certificate of Incorporation or the Company’s Bylaws cannot be delegated by the Board to a committee.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by the Company’s independent registered public accountants and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent registered public accountants. It also reviews with the independent registered public accountants the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

The person is to further have acquired such attributes through one or more of the following:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or other relevant experience.

The Board of Directors has reviewed the criteria set by the SEC and determined that all four members meet the financial literacy standards required by NYSE rules and that Mr. Tamblyn qualifies under NYSE rules as having accounting or related financial management expertise. The Board of Directors has also determined that Mr. Tamblyn qualifies as an “audit committee financial expert”. Mr. Tamblyn is an accountant by education, worked for twenty years as a certified public accountant and served as the Chief Financial Officer of Tidewater Inc. for over 14 years.

Compensation Committee

The Compensation Committee, among other matters: approves, either on its own or with the Company’s independent directors, the compensation of the Chief Executive Officer; evaluates the performance of the Chief Executive Officer against approved performance goals and other objectives and reports its findings to the Board; reviews and makes recommendations to the Board with respect to non-Chief Executive Officer compensation; reviews and makes recommendations with respect to changes in incentive compensation plans, equity-based plans and director compensation; and prepares a report to be included in the Company’s annual proxy statement.

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assist the Board of Directors in:

•	identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors,

•	recommending to the Board of Directors the director nominees to fill vacancies and to stand for election at the next annual meeting of stockholders,

•	developing and recommending to the Board of Directors the corporate governance principles to be applicable to the Company,

•	recommending committee assignments for directors to the Board of Directors, and

•	overseeing an annual review of Board of Directors performance.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was, during the fiscal year 2007, an officer or employee of Bristow; was formerly an officer of Bristow; or had any relationship requiring disclosure by Bristow under any paragraph of Item 404 (Transaction with Related Persons, Promoters and Certain Control Persons).

IV.  ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at ten. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 7% of our common stock as of the Record Date have indicated that they intend to vote for the election of all nominees hereinafter named. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as the Board may nominate or, if the Board does not so nominate such other person, will not vote for anyone to replace the nominee. Our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

The nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. Abstentions, instructions to withhold authority to vote for one or more of the nominees and broker non-votes will result in those nominees receiving fewer votes, but will not be counted as a vote AGAINST the nominee.

The Board of Directors recommends that stockholders vote FOR the election to the Board of each of the nominees named below.

Information Concerning Nominees

Our present Board of Directors proposes for election the following nine nominees for director. Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on August 3, 2006. Robert W. Waldrup, a director since 2001, has advised the Board of Directors that he will resign at the end of this term and is therefore not standing for reelection. The Governance and Nominating Committees are currently actively seeking a replacement for Mr. Waldrup. Our board expects to appoint a new director before the end of 2007.

Thomas N. Amonett, age 63, and resident of Houston, Texas, joined our Board in February 2006. Mr. Amonett has served as President, Chief Executive Officer and a director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett serves as Chairman of the Board of TODCO, where he serves on the Corporate Governance and Executive Compensation Committees, and a director of Reunion Industries, Inc., where he serves on the Compensation and Audit Committees. Mr. Amonett served as director of Stelmar Shipping Ltd. from 2002 to January 2005 and served on the Audit Committee during his tenure, serving as chairman of the Audit Committee from 2003 to 2005.

Charles F. Bolden, Jr., age 60, and a resident of Houston, Texas, joined our Board at our last annual meeting. Mr. Bolden was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving more than 34 years. Following his retirement from military service, Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm. He is also a director of GenCorp Inc., Palmetto GBA, Blue Cross Blue Shield of South Carolina and Marathon Oil Corporation where he also serves on the Audit Committee.

Peter N. Buckley(1), age 64, and a resident of London, England, currently serves as the Chairman of Caledonia Investments plc (a U.K. listed investment trust company). Mr. Buckley joined our Board in 1997 in connection with our investment in Bristow Aviation Holdings Limited where he continues to serve as a director. Mr. Buckley serves as Chairman of the Cayzer Trust Company Ltd. He also serves as a director of Close Brothers Group plc. He has served as a member of our Executive Committee since 2000.

Stephen J. Cannon, age 53, and a resident of Southlake, Texas. Mr. Cannon joined our Board in 2002. He was the President and Chief Executive Officer of DynCorp International LLC, a technology company with annual revenues in excess of $2 billion from February 2005 to July 2006 and President from January 2000 to February 2005. Mr. Cannon worked at DynCorp for approximately 25 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002 and served on our Corporate Governance and Nominating Committee during 2004 and 2005.

Jonathan H. Cartwright(1), age 53, is a resident of London, England, where he is the Finance Director of Caledonia Investments plc. He, too, joined our board in 1997 in conjunction with our investment in Bristow Aviation Holdings Limited where he continues to serve as a director. Mr. Cartwright joined Caledonia in 1989 and has served as its Financial Director since 1991. From 1984 until 1989, Mr. Cartwright held a variety of positions at Hanson PLC, including Group Financial Controller and director of various subsidiaries. From 1983 to 1984, Mr. Cartwright served as Finance Director of Transworld Petroleum (U.K.) Limited. From 1980 to 1983, he served as Group Controller of Shulton (GB) Limited, a subsidiary of the American Cyanamid Group. From 1975 to 1980, Mr. Cartwright was a Chartered Accountant with Peat Marwick, a predecessor of KPMG LLP.

William E. Chiles, age 58, and a resident of Houston, Texas, became the President and Chief Executive Officer of our Company effective July 15, 2004. Mr. Chiles was also elected Chief Financial Officer in December 2005 following the resignation of the prior chief financial officer and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of Basic Energy Services, Inc., a contractor for land based oil and gas services. He has served as a member of our Executive Committee since 2004. Mr. Chiles earned a B.B.A. in Petroleum Land Management from The University of Texas and an M.B.A. in Finance and Accounting with honors from Southern Methodist University, Dallas.

Michael A. Flick, age 59, is a resident of New Orleans, Louisiana, joined our Board in February 2006. Mr. Flick began his career in commercial banking in 1970 at First National Bank, which subsequently became a wholly owned subsidiary of First Commerce Corporation, whose shares were traded on the NASDAQ. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and Chief Administrative Officer. He serves as a director and chairman of the Audit Committee of Community Coffee Company, a privately held company. He also

(1)  Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited (“CIS”), were designated by CIS and elected to our Board of Directors in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of our Board of Directors and to replace any directors so nominated. On December 4, 2002, CIS transferred its rights and obligations under the Master Agreement to Caledonia Investments plc. For a further discussion of this transfer, see “Other Matters”.

serves as a director and member of the audit committee of the University of New Orleans Foundation. He was chairman of its Audit Committee for five years. Mr. Flick serves on our Audit Committee and our Nominating and Governance Committee.

Thomas C. Knudson, age 61, is a resident of Houston, Texas. Mr. Knudson joined our Board in June 2004. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Conoco in 1975. His diverse corporate career included engineering, operations, business development and commercial assignments across a broad spectrum of ConocoPhillips businesses, including service as the Chairman of Conoco Europe Exploration and Production. He retired from ConocoPhillips on January 1, 2004 as Senior Vice President, Human Resources, Government Affairs and Communications. Mr. Knudson is also a director and member of the Compensation Committee of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas and a director of Williams Partners L.P., a provider of midstream natural gas processing and transportation services. Mr. Knudson has served on our Corporate Governance and Nominating Committee since 2004 and served on our Compensation Committee from 2004 to August 2006 on our executive committee since August 2006.

Ken C. Tamblyn, age 64, is a resident of Folsom, Louisiana. Mr. Tamblyn joined our Board in 2002. He spent the first 20 years of his business career as a certified public accountant with Peat Marwick Mitchell & Co., a predecessor of KPMG LLP. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn currently serves as a director of Gulf Island Fabrication, Inc. where he serves on the Audit Committee. Mr. Tamblyn has served on our Audit Committee since 2002 and is currently Chairman of the Committee.

V.  INCREASE IN AUTHORIZED SHARES

Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

On March 21, 2007, the Company’s Board of Directors approved resolutions proposing that the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), be further amended to increase the number of authorized shares of common stock of the Company from 35,000,000 to 90,000,000 shares.

The proposed amendment would replace the first sentence of Article IV of the Certificate of Incorporation with the following sentence:

“1.1 Capitalization.  The corporation has authority to issue 98,000,000 shares, of which 90,000,000 shares, of the par value of $.01 each, shall be designated common stock, and of which 8,000,000 shares, of the par value of $.01 each, shall be designated Preferred Stock.”

Current Capital Structure

Under Delaware law, the Company may only issue shares of capital stock to the extent such shares have been authorized for issuance under the Certificate of Incorporation.

The Certificate of Incorporation currently authorizes the Company to issue 35,000,000 million shares of common stock and 8,000,000 million shares of preferred stock. As of the Record Date, 23,648,054 shares of common stock were issued and outstanding and (i) a total of 1,428,592 shares of common stock were reserved for issuance pursuant to outstanding stock options, restricted stock and restricted stock unit awards, (ii) a total of 65,000 shares of common stock were reserved for future option grants and other issuances under the Company’s 2003 Non-Qualified Stock Option Plan for Non-employee Directors and (iii) a total of 6,522,800 shares common stock were reserved for issuance upon the conversion of all of the shares of the Company’s mandatory convertible preferred stock. After taking into account such reserved shares, a balance of 3,341,333 authorized but unissued shares of common stock would be available for issuance under the Certificate of Incorporation as it now exists.

The Certificate of Incorporation designates 499,456.18 shares of preferred stock as Series B Convertible Preference Shares (as defined below). As of the Record Date, no Series B Convertible Preference Shares were issued and outstanding. The proposed amendment will not change the number of authorized shares of preferred stock.

Purpose of Authorizing Additional Shares of Common Stock

The number of issued and outstanding shares of common stock has increased from approximately 18,000,000 in November 1989, which is the date of the last increase in the Company’s authorized share capital to           as of the Record Date. As a result, the number of shares of common stock available for future issuance has been reduced. In this light, and although the Company has no current intent to issue shares (other than pursuant to the exercise or conversion of outstanding securities and grants under employee benefit plans), the Board of Directors deems it advisable and in the best interest of the stockholders to increase the number of shares of common stock authorized for issuance by the Company from 35,000,000 to 90,000,000 million. Having such shares available for issuance in the future would give the Company greater flexibility and would generally allow shares of common stock to be issued without the expense and delay of a special stockholders’ meeting. The additional 55,000,000 million shares of common stock to be authorized would be available for possible future stock dividends or stock splits, financings or acquisitions, employee benefit plan grants and other corporate purposes and may permit the Company to move more quickly and/or secure more advantageous terms in capital market or in acquisition transactions than would otherwise be available.

Immediately after the Company’s authorized share capital was increased in November 1989, the Company had approximately 18,000,000 shares of common stock issued and outstanding. Since then, the Company has issued approximately 5,648,000 shares of common stock pursuant to various benefit and incentive plans, in connection with the exercise of various warrants, and in connection with certain business acquisitions.

If the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the rules of any stock exchange or quotation system on which the common stock may be listed or quoted. The New York Stock Exchange, on which the common stock is listed, currently requires stockholder approval in certain instances, including in connection with equity compensation plans and certain transactions where the present or potential issuance of shares is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock.

The proposed increase in the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The proposed increase in the number of authorized shares of common stock may have the effect of discouraging unsolicited takeover attempts and potentially limiting the opportunity for the Company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed increase in the number of authorized shares of common stock may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device. The Board of Directors has no current plans, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock for which authorization is being sought.

To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares. Any newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

If the proposed amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Required Vote and Board of Directors’ Recommendation

Approval of the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock will require the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the Record Date. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock.

The Board of Directors recommends a vote FOR the adoption of the proposed amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock.

Amendment of Certificate of Incorporation to Eliminate the Series B Convertible Preference Shares

On March 21, 2007, the Company’s Board of Directors approved resolutions proposing that the Certificate of Incorporation be further amended to eliminate certain provisions relating to the rights, preferences, privileges and restrictions of the Company’s nine series of convertible preference shares, Series B-1 through B-9 (collectively, the “Series B Convertible Preference Shares”).

The proposed amendment would delete Sections 1.2 through 2.4 of Article IV of the Certificate of Incorporation in their entirety.

Purpose of Elimination of Series B Convertible Preference Shares

The Company’s Certificate of Incorporation designates the rights, preferences, privileges and restrictions of the Class B Convertible Preference Shares. The Certificate of Incorporation, as proposed to be amended and restated, would eliminate all references to the Company’s designation of the Class B Convertible Preference Shares.

The Class B Convertible Preference Shares were issued in connection with a restructuring of the Company’s long-term debt and leases in December 1986 (the “Restructuring”) and the conversion of a convertible note that was issued in connection with the Restructuring. During the Company’s fiscal years ended June 30, 1989 and 1990, all of the outstanding Series B Convertible Preference Shares were converted into shares of common stock in accordance with their terms. No additional Class B Convertible Preference Shares have been issued since that time.

The Board of Directors does not intend to issue any Class B Convertible Preference Shares in the future and believes that the continued authorization to issue Class B Convertible Preference Shares is unnecessary.

If the proposed amendment of the Certificate of Incorporation to eliminate the Series B Convertible Preference Shares is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Required Vote and Board of Directors’ Recommendation

Approval of the amendment of the Certificate of Incorporation to eliminate the Series B Convertible Preference Shares will require the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the Record Date. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the amendment of the Certificate of Incorporation to eliminate the Series B Convertible Preference Shares. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present, but will have the same effect as a vote against this amendment of the Certificate of Incorporation. A failure to vote shares of common stock will also have the effect of a vote against this amendment of the Certificate of Incorporation.

The Board of Directors recommends a vote FOR the adoption of the proposed amendment of the Company’s Certificate of Incorporation to eliminate the Series B Convertible Preference Shares.

VI.  APPROVAL OF 2007 LONG TERM INCENTIVE PLAN

On May 3, 2007 the Board of Directors approved the establishment of the Bristow Group Inc. 2007 Long Term Incentive Plan (the “2007 Plan”) and directed that the 2007 Plan be submitted for the approval of the stockholders. The 2007 Plan appears as Appendix A to this proxy statement. The full text of the 2007 Plan is incorporated herein by reference, and the following summary is qualified in its entirety by reference to the text of the 2007 Plan. The 2007 Plan became effective on May 3, 2007 (the “2007 Plan Effective Date”) subject to the approval of the stockholders as set forth herein.

Under the Bristow 2004 Stock Incentive Plan (the “2004 Plan”) and the Bristow 2003 Nonqualified Plan for Non-Employee Directors (the “2003 Plan”), both plans referred to collectively as the “Existing Plans”, the Company could grant Incentive Awards with respect to an aggregate of 1,250,000 shares of common stock. As of the date hereof no shares remain available for grant under the 2004 Plan and only 65,000 shares remain available for grants under the 2003 Plan. No further Incentive Awards will be granted under the 2004 Plan. Shares subject to Incentive Awards that expire or are forfeited, terminated or otherwise cancelled or paid in cash in lieu of shares under the Existing Plans, if any, will become available for Incentive Awards under the 2007 Plan. There are currently 1,428,592 shares of our common stock reserved for issuance with respect to 878,887 unexercised options to purchase common stock, 75,300 unexercised shares of restricted stock and 474,405 unvested performance restricted stock units outstanding under the various stock incentive plans maintained by the Company excluding conditional grants made under the 2007 Plan described below. The Board of Directors believes that the adoption and approval of the 2007 Plan is necessary to allow the Company to continue to emphasize equity-based compensation in structuring compensation packages for non-employee directors, executive officers, consultants and other key employees. The Board of Directors believes that equity-based compensation is an important aspect of overall compensation that will yield the greatest benefit for the stockholders, as the value of such compensation is directly dependent on the return on stockholders’ investments.

In May 2007 the Company’s compensation committee authorized the Company’s annual grant of equity awards to employees under the 2004 Plan, the total of which would have exceeded the number of shares available under the 2004 Plan. Accordingly, the 29,000 employee stock options and 18,900 performance restricted stock units granted to Mr. Chiles and 4,675 of the performance restricted stock units granted to Mr. Elders were made under the 2007 Plan subject to stockholder approval of the 2007 Plan.

SUMMARY OF THE 2007 PLAN

The description set forth below summarizes the principal terms and conditions of the 2007 Plan; however, it does not purport to be complete and is qualified in its entirety by reference to the 2007 Plan. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the 2007 Plan.

General

The primary purpose of the 2007 Plan is to provide a means whereby the Company may advance the best interests of the Company and any parent or subsidiaries by providing Outside Directors, Employees and Consultants with additional incentives through the grant of Stock Options to purchase common stock of the Company, shares of Restricted Stock, Other Stock-Based Awards (payable in cash or common stock) and Performance Awards, thereby increasing the personal stake of such Outside Directors, Employees and Consultants in the continued success and growth of the Company.

Shares Subject to 2007 Plan

The number of shares of common stock reserved under the 2007 Plan and available for Incentive Awards under the 2007 Plan is 1,200,000. In addition, any grants or awards under the Existing Plans that expire or are forfeited, terminated or otherwise cancelled or that are settled in cash in lieu of shares under the Existing Plans shall be reserved and available for Incentive Awards under the 2007 Plan. Of the total amount of the shares available under the 2007 Plan, 1,200,000 shall be available for grants of Incentive Stock Options. Of the total amount of shares available under the 2007 Plan, 500,000 shall be available for grants of Incentive Awards based on common stock other than as a Stock Option or stock appreciation right (“SAR”). The number of shares of common stock that are the subject of Incentive Awards under the 2007 Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of common stock or are exchanged for Incentive Awards that do not involve common stock, shall again immediately become available for Incentive Awards.

With respect to SARs, when a stock-settled SAR is exercised, the shares of common stock subject to the SAR Award Letter will be counted against the number of shares of common stock available for future grant or sale under the 2007 Plan, regardless of the number of shares of common stock used to settle the SAR upon exercise. shares of common stock used to pay the Exercise Price of a Stock Option or used to satisfy tax withholding obligations will not become available for future grant or sale under the 2007 Plan.

The number of shares available under the 2007 Plan, the limits on the number of shares available for certain types of Incentive Awards, and outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions, or resulting from a change in applicable laws or other circumstances.

The following limitations shall apply to grants of Incentive Awards to Employees:

•	Subject to adjustment as provided for certain events under the 2007 Plan, the maximum aggregate number of shares of common stock that may be subject to Incentive Awards denominated with respect to shares of common stock (including Stock Options, Restricted Stock, Other Stock-Based Awards, SARs or Performance Awards paid out in shares) granted to an Employee in any calendar year shall be 200,000 shares.

•	With respect to Incentive Awards denominated with respect to cash (including Other Stock-Based Awards or Performance Awards paid out in cash), the maximum aggregate cash payout to an Employee in any calendar year shall be $5,000,000.

Administration

The 2007 Plan provides that it is to be administered by a Committee appointed by the Board of Directors consisting of not less than two directors who fulfill the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, the “outside director” requirements of Code Section 162(m) and the “independent” requirement of the rules of any national securities exchange or NASDAQ, as the case may be, on which any of the securities of the Company are traded, listed or quoted, if any. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions. Notwithstanding the foregoing, the term “Committee” as used in the 2007 Plan with respect to any Incentive Award for an Outside Director shall refer to the entire Board. The Committee has the full power and authority to grant to eligible persons the Incentive Awards described below. The Committee is authorized to, among other things, determine the size, duration and type, as well as terms and conditions (which need not be identical) of each Incentive Award. The terms of Incentive Awards will be reflected in an agreement between the Grantee and us. The Committee also construes and interprets the 2007 Plan and any related Award Letters. The Committee has the authority to grant Incentive Awards that comply with the performance-based requirements of Code Section 162(m). The Committee may in certain circumstances delegate any of its duties under the Plan to designated officers or other Employees. All determinations and decisions of the Committee are final, conclusive and binding on all parties.

Eligibility

All employees of the Company, its parent or any subsidiary are eligible to participate in the 2007 Plan as well as Consultants and Outside Directors.

Term of the 2007 Plan

Subject to stockholder approval as required under Code Sections 162(m) and 422, the 2007 Plan was made effective as of May 3, 2007. The 2007 Plan will remain in effect, subject to the right of the Board of Directors to terminate it earlier, until all shares of common stock subject to the 2007 Plan are purchased or acquired. However, no Incentive Awards may be granted under the 2007 Plan after the expiration of ten (10) years from the 2007 Plan Effective Date.

Types of Incentive Awards

Under the 2007 Plan, the Committee may grant Incentive Awards which may be any of the following:

•	Incentive Stock Options as defined in Code Section 422;

•	Nonstatutory Stock Options;

•	SARs;

•	Restricted Stock;

•	Performance Awards by reference to Performance Units or Performance Shares representing a contingent right to receive cash or shares of common stock (which may be Restricted Stock or Restricted Stock units); and

•	Other Stock-Based Awards payable in shares of common stock or other consideration related to such shares.

Stock Options

Incentive Stock Options and Nonstatutory Stock Options as described below together are called “Stock Options.” The terms of each Stock Option will be reflected in a written Award Letter. Incentive Stock Options may be granted only to Employees.

Stock Options entitle the holder to purchase a specified number of shares of common stock at a specified Exercise Price subject to the terms and conditions of the option grant. The Exercise Price per Share of all Stock Options must be at least 100% of the Fair Market Value per share of common stock on the date of grant. The term of any Stock Option cannot exceed 10 years from the date of grant. If a Grantee owns more than 10% of the outstanding shares of common stock at the time the Grantee is granted an Incentive Stock Option, the option price per Share cannot be less than 110% of the Fair Market Value per Share on the date of grant and the term of the option cannot exceed 5 years. The Committee may not amend any Stock Option to reduce its initial Exercise Price.

Stock Options may be exercised by the delivery of a written or electronic notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the shares. The Exercise Price shall be payable to the Company in full in cash or its equivalent, or subject to prior approval by the Committee in its discretion, (i) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (ii) by withholding shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (iii) by a combination of (i) and (ii) above. Any payment in shares shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised.

Restricted Stock

A Restricted Stock award consists of a grant of common stock that is subject to a substantial risk of forfeiture and transfer restrictions until conditions established at the time of grant are satisfied. The Committee shall designate the vesting date or dates for each award of Restricted Stock, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Stock. At the discretion of the Committee, the award or vesting of Restricted Stock may be conditioned upon the achievement of the performance goals described below with respect to Performance Awards. Unless otherwise specified in the Grantee’s Award Letter, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee, subject to the satisfaction of the restrictions imposed at grant. Shares awarded pursuant to a grant of Restricted Stock may be issued in the name of the Grantee and held, together with a stock power endorsed in blank, by the Committee or the Company (or its delegates) or in trust or in escrow pursuant to an agreement satisfactory to the Committee, as determined by the Committee, until such time as the restrictions on transfer have expired. Unless otherwise designated by the Committee, the holder of Restricted Stock will have the right to vote such shares and to exercise all of the rights, powers and privileges of a holder of shares of common stock. The Committee may also limit a holder’s right to receive dividends.

Performance Units and Shares and Other Stock-Based Awards

The 2007 Plan also authorizes the Committee to grant Performance Awards in the form of Performance Units or Performance Shares or Other Stock-Based Awards to individuals eligible to participate in the 2007 Plan.

Performance Awards may be granted by the Committee on such terms and conditions as determined by the Committee for a performance period. The grant, vesting or settlement of Performance Awards may, in the discretion of the Committee, be conditioned on the achievement of performance goals. For each performance period, the Committee will establish specific financial or non-financial performance goals, the number of Performance Awards and their contingent values, which values may vary depending on the degree to which such goals are met. For Performance Awards which are meant to qualify as performance-based compensation under Code Section 162(m), the Committee will establish the performance goals prior to or within 90 days of the beginning of the performance period relating to such performance goal or at such other date as may be permitted or required for the Performance Awards to qualify as performance-based compensation under Code Section 162(m), and not later than after 25% of such performance period has elapsed. For all other Performance Awards, the performance goals must be established before the end of the respective performance period. The Committee will also have the power to impose any other restrictions on Performance Awards meant to qualify as performance-based compensation under Code Section 162(m) as it may deem necessary or appropriate to ensure that such Performance Awards satisfy such requirements. The Committee may establish performance goals applicable to Performance Awards based upon performance criteria in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. Performance criteria for the Company shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial and operating objectives of the segment for which the Grantee is accountable. Performance criteria means one or more of the following measures: sales, free cash flow, revenue, pre-tax or after-tax profit levels, including: earnings per share, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share, debt to equity ratio, market share, price per share of common stock, economic value added and market value added; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time including the relative improvement therein; safety measurements including: total recordable incident rate to labor hours ratios, lost time accidents to labor hours ratios, or flight accidents to flight hours ratios; or such similar objectively determinable financial or other measures as may be adopted by the Committee. Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Grantees. Performance criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the grant of the Performance Award that is consistently applied and identified. In establishing a performance goal applicable to a Performance Award, the Committee may provide that the attainment of the performance goal will be measured by appropriately adjusting the evaluation of performance goal achievement to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s, a subsidiary’s or a business segment’s reported results. The Committee may reduce or eliminate the amount payable with respect to a Performance Award but, with respect to Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Committee may not increase the amount payable except as provided in the Plan to prevent dilution in the event of certain capital adjustments including stock splits and recapitalizations. The Committee will determine whether performance goals have been achieved and, if so, the amount payable with respect to any

Performance Award. With respect to Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Committee will certify the results of the performance goals for each performance period.

Other Stock-Based Awards may consist of awards that are valued, in whole or in part, by reference to, or otherwise based on, shares of common stock, including SARs. Subject to the terms of the 2007 Plan, the Committee may determine any terms and conditions of Other Stock-Based Awards; provided, however, that those Incentive Awards intended to qualify as performance-based compensation under Code Section 162(m) shall comply with the standards specified in the 2007 Plan in accordance with Section 162(m) and the regulations thereunder. At the discretion of the Committee, the award, vesting or payment of Other Stock-Based Awards may be conditioned upon the achievement of the performance goals described above with respect to Performance Awards. Payment of Other Stock-Based Awards will be in shares of common stock or other consideration, including cash, related to those Incentive Awards as the Committee determines in its discretion.

Termination of Employment and Change in Control

The 2007 Plan gives the Committee discretion to establish and include in Award Letters any acceleration of vesting or lapse of restrictions, the exercise period, the definition of disability and other terms and conditions in the event of termination of employment, death, disability or retirement. For this purpose, “employment” includes compensatory or advisory services performed as a Consultant and membership on the Board by an Outside Director. The 2007 Plan also gives the Committee discretion to establish and include in Award Letters any acceleration of vesting, lapse of restrictions and any other terms and conditions in the event of a change in control of the Company and the events that shall constitute a change in control of the Company.

Tax Withholding

The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award. With respect to tax withholding required upon the exercise of Stock Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

Incentive Awards Nontransferable

Generally, no Incentive Award may be assigned, sold or otherwise transferred by a Grantee, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order under Code Section 414(p). A Stock Option may be exercised during the Grantee’s lifetime only by the Grantee or the Grantee’s legal guardian. However, in the discretion of the Committee, the Award Letter for a Nonstatutory Stock Option may provide that the Nonstatutory Stock Option is transferable to members of the Grantee’s immediate family, a trust or trusts for the exclusive benefit of such immediate family members (including the Grantee), or a partnership in which such immediate family members (including the Grantee) are the only partners. The 2007 Plan contains provisions permitting such a transfer if there is no consideration for such transfer, such transfer is approved by the Committee, and such transfer is expressly provided for in the applicable Award Letter.

Amendment and Termination of the 2007 Plan

The Board may amend or terminate the 2007 Plan at any time, except that the 2007 Plan may not be modified or amended without the approval of the stockholders of the Company (within the time period required by applicable law, if any), if such amendment would:

•	increase the number of shares of common stock that may be issued thereunder, except in connection with the recapitalization or reclassification of common stock;

•	amend the eligibility requirements for Employees to participate in the 2007 Plan;

•	increase the maximum limits on Incentive Awards to Employees as set for compliance with the Performance-Based Exception under Code Section 162(m);

•	extend the term of the 2007 Plan;

•	permit the cancellation or purchase by the Company of Incentive Awards of Stock Options for which the shares of common stock have a current Fair Market Value that is less than the Fair Market Value of the shares of common stock under such Option on the date of grant;

•	decrease the authority granted to the Committee under the 2007 Plan in contravention of Rule 16b-3 under the Exchange Act;

•	amend any Stock Option or SAR to reduce its initial Exercise Price or grant price;

•	cancel or replace any Stock Option or SAR with Stock Options or SARs having a lower Exercise Price or grant price; or

•	modify the performance criteria for Incentive Awards intended to qualify as performance-based compensation under Code Section 162(m).

Except as otherwise provided in the 2007 Plan, no termination, amendment or modification of the 2007 Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee without his or her written or electronic consent.

Compliance with Code Section 409A

To the extent that the Committee determines that any Incentive Award granted under the 2007 Plan is subject to Code Section 409A, the applicable Award Letter shall incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1). To the extent applicable, the 2007 Plan and Award Letters shall be interpreted and construed in compliance with Code Section 409A and Treasury Department regulations and other interpretive guidance issued thereunder. In the event that the Board determines that any Incentive Award may be subject to Code Section 409A, the Board may, without the consent of Grantees, including the affected Grantee, but subject to the stockholder approval requirements of the 2007 Plan, if applicable, adopt such amendments to the 2007 Plan and the applicable Award Letters or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Incentive Award from Code Section 409A or (ii) comply with the requirements of Code Section 409A and Treasury Department regulations and other interpretive guidance issued thereunder.

Federal Income Tax Consequences of Incentive Awards Granted Under the 2007 Plan

THE FOLLOWING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE CODE WITH RESPECT TO INCENTIVE AWARDS GRANTED UNDER THE 2007 PLAN AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE CODE. MOREOVER, THIS SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS UNDER THE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED. THE TAX CONSEQUENCES OF THE INCENTIVE AWARDS ARE COMPLEX AND DEPENDENT UPON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL GRANTEES ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS RESPECTING INCENTIVE AWARDS.

Incentive Stock Options.  In general, a Grantee will not recognize taxable income upon the grant or a “qualified” exercise of any Incentive Stock Option. The Company is not entitled to a deduction at the time of the grant or at the time of a “qualified” exercise of any Incentive Stock Option. Instead, a Grantee will recognize taxable income with respect to Incentive Stock Options only upon the sale of shares of common stock acquired through the

“qualified” exercise of an Incentive Stock Option. The “qualified” exercise of an Incentive Stock Option, however, may subject the Grantee to the alternative minimum tax.

Generally, the tax consequences of selling shares of common stock acquired upon the exercise of an Incentive Stock Option will vary with the length of time that the Grantee has owned the shares of common stock at the time they are sold. If the Grantee sells shares of common stock acquired upon the “qualified” exercise of an Incentive Stock Option, which means selling the shares after having owned them for more than 2 years from the date the Incentive Stock Option was granted and 1 year from the date the Incentive Stock Option was exercised, then the Grantee will recognize long-term capital gain in an amount equal to the excess of the sale price of the shares of common stock sold over the Exercise Price. If a Grantee sells shares acquired upon the “qualified” exercise of an Incentive Stock Option for less than the Exercise Price, then the Grantee may recognize a capital loss in an amount equal to the excess of the Exercise Price over the sale price of the shares.

If the Grantee sells shares of common stock acquired upon the exercise of Incentive Stock Options for more than the Exercise Price prior to having owned the shares for more than 2 years from the date the Incentive Stock Option was granted and 1 year from the date the Incentive Stock Option was exercised (a “disqualifying” disposition), then the Grantee will recognize ordinary income in an amount equal to the difference between the Fair Market Value of the shares acquired on the date of exercise (or, if less, the sale price of the shares) and the Exercise Price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. The Company is generally entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the Grantee from such disposition.

Nonstatutory Stock Options.  As in the case of an Incentive Stock Option, a Grantee will not recognize taxable income upon the grant of a Nonstatutory Stock Option nor will the Company be entitled to a deduction at that time. However, a Grantee who exercises a Nonstatutory Stock Option generally will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares of common stock acquired through the exercise of the Nonstatutory Stock Option on the date the Nonstatutory Stock Option was exercised over the Exercise Price, and the Company will generally recognize a corresponding tax deduction in the same amount at the same time.

With respect to any shares of common stock acquired upon the exercise of a Nonstatutory Stock Option, a Grantee will have a tax basis equal to the Exercise Price plus any income recognized upon the exercise of the Nonstatutory Stock Option. Upon selling the shares, a Grantee will generally recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares and the Grantee’s tax basis in the shares.

Cashless Exercise.  Under current rulings, if a Grantee transfers previously held shares of common stock (other than common stock acquired by exercise of an Incentive Stock Option that has not been held for the requisite holding period) in satisfaction of part or all of the Exercise Price of a Nonstatutory Stock Option or Incentive Stock Option, the Grantee will recognize income with respect to the common stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option. Moreover, that number of shares of common stock received upon exercise that equals the number of shares of previously held common stock surrendered in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of common stock surrendered in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Grantee, plus, in the case of a Nonstatutory Stock Option, the amount of ordinary income recognized by the Grantee with respect to the shares of common stock received.

Restricted Stock.  A Grantee will not recognize taxable income upon the grant of an award of Restricted Stock subject to forfeiture provisions and restrictions on transfer (nor will the Company be entitled to a deduction) unless the Grantee makes an election under Code Section 83(b). If the Grantee makes a Code Section 83(b) election within 30 days of the date the Restricted Stock is granted, then the Grantee will recognize ordinary income, for the year in which the award is granted, in an amount equal to the excess of the Fair Market Value of the shares of common stock at the time the award is granted over the purchase price, if any, paid for the shares of common stock. If such election is made and the Grantee subsequently forfeits some or all of the shares, then the Grantee generally will not be entitled to any refund of taxes paid as a result of the Code Section 83(b) election, and may take a loss only with respect to the amount actually paid for the shares. If a Code Section 83(b) election is not made, then the Grantee will recognize ordinary income at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the excess of the Fair Market Value of the shares of common stock at the time of such lapse over the original price paid for the shares of common stock, if any.

The Grantee will have a tax basis in the shares of common stock acquired equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized at the time the Code Section 83(b) election is made or at the time the forfeiture provisions or transfer restriction lapse, as is applicable. Upon the disposition of shares of common stock acquired pursuant to an award of Restricted Stock, the Grantee will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the Grantee’s tax basis in the shares of common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than 1 year. For this purpose, the holding period shall begin after the date on which the forfeiture provisions or restrictions lapse if a Code Section 83(b) election is not made, or on the date after the award is granted if the Code Section 83(b) election is made.

The Company will generally be entitled to a corresponding tax deduction at the time the Grantee recognizes ordinary income on the Restricted Stock, whether by vesting or due to a Code Section 83(b) election, in the same amount as the ordinary income recognized by the Grantee.

Other Stock-Based Awards.  Generally a Grantee will not recognize any taxable income upon the grant of Other Stock-Based Awards (including Performance Awards). Upon the payment of Other Stock-Based Awards, a Grantee will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding tax deduction in the same amount and at the same time.

However, if the Other Stock-Based Award is settled in shares and any such shares are subject to substantial restrictions, such as a requirement of continued employment or the attainment of certain performance objectives, the Grantee will not recognize income and the Company will not be entitled to a deduction until the restrictions lapse, unless the Grantee elects otherwise by filing an election under Code Section 83(b) as described above. The amount of a Grantee’s ordinary income and the Company’s deduction will generally be equal to the Fair Market Value of the shares at the time the restrictions lapse.

When a Grantee is granted shares of common stock in settlement of Other Stock-Based Awards, the Grantee will have a tax basis in the shares acquired equal to the amount of ordinary income recognized. Upon the disposition of the shares of common stock acquired pursuant to Other Stock-Based Awards, the Grantee will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the Grantee’s tax basis in the shares.

Code Section 409A.  Code Section 409A generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, amounts included in income under Code Section 409A are also subject to a 20% excise tax and interest. In general, to avoid a Code Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax.

Code Section 409A is applicable to any form of deferred compensation, which is broadly defined. Code Section 409A does not apply to Incentive Stock Options, Nonstatutory Stock Options and SARs that are not discounted and Restricted Stock (provided there is no deferral of income beyond the date on which all restrictions lapse and there is no longer a risk of forfeiture). However, Code Section 409A may apply to Other Stock-Based Awards granted under the 2007 Stock Plan, including Performance Awards. Incentive Awards under the 2007 Plan that are subject to Code Section 409A are intended to satisfy the requirements of Code Section 409A.

Other Tax Considerations.  Upon accelerated exercisability of Stock Options and accelerated lapsing of restrictions upon Restricted Stock or other Incentive Awards due to a change in control (as defined in Code Section 280G) certain amounts associated with such Incentive Awards could, depending upon the individual circumstances of the Grantee, constitute “excess parachute payments” under the provisions of Code Section 280G. Under these provisions, the Company will be denied any deduction with respect to such excess parachute payment. In addition, a Grantee will be subject to a 20% excise tax on any “excess parachute payments” under Code Section 4999.

The limit on the Company’s federal income tax deduction with respect to annual compensation under Code Section 162(m) is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Incentive Awards accelerated and the past compensation of the Grantee.

Under Code Section 162(m), the Company is denied a deduction for annual compensation paid to “covered employees” (as defined in Code Section 162(m)) in excess of $1.0 million. Taxable compensation earned by “covered employees” for Options, Restricted Stock or other applicable Incentive Awards is intended to constitute qualified “performance-based compensation” which is not subject to the Code Section 162(m) limits on annual compensation. In order to qualify as “performance-based compensation” under Code Section 162(m), Stock Options and other Incentive Awards must be granted by a Committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of common stock that may be awarded, or the total amount of cash that may be paid, to any one Grantee during any calendar year. In addition, for Incentive Awards other than Stock Options and SARs (that are not discounted) to qualify, the grant, issuance, vesting or retention of the Incentive Award must be contingent upon satisfying one or more performance goals, as established and certified by a Committee consisting solely of two or more “outside directors.” If these requirements are met, the Company should be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the covered employees without any reduction under the limitations of Code Section 162(m) on deductible compensation paid to such employees. However, the Committee may determine, within its sole discretion, to grant Incentive Awards to such covered employees that do not qualify as performance-based compensation.

THE FOREGOING U.S. FEDERAL INCOME TAX INFORMATION IS ONLY A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL OF THE RELEVANT PROVISIONS OF THE CODE. THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast by stockholders on this proposal at the annual meeting is required for the adoption of the Bristow Group Inc. 2007 Long Term Incentive Plan described in this proposal, provided that the total number of votes cast on the proposal represents a majority of the votes entitled to be cast on the proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares if your broker is a NASD or NYSE member organization. Abstentious and broker non-votes will not affect the outcome of the vote on the adoption of the Bristow Group Inc. 2007 Long Term Incentive Plan as long as holders of a majority of shares of common stock cast votes on the proposal.

BOARD RECOMMENDATION

The Board of Directors believes that it is in the best interests of the Company to continue to provide non-employee directors, consultants and employees with the opportunity to acquire an ownership interest in the Company through their participation in the Bristow Group Inc. 2007 Long Term Incentive Plan and thereby encourage them to remain in the Company’s service and more closely align their interests with those of the stockholders.

The Board of Directors unanimously recommends that you vote “FOR” the adoption of the Bristow Group Inc. 2007 Long Term Incentive Plan.

VII.  EXECUTIVE OFFICERS OF THE REGISTRANT

Under our by-laws, our Board of Directors elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At March 31, 2007, our executive officers were as follows except for Mr. Corr, who joined the Company on April 2, 2007:

Name	Age	Position Held with Registrant

William E. Chiles	58	President, Chief Executive Officer and Director
Perry L. Elders	45	Executive Vice President and Chief Financial Officer
Richard D. Burman	54	Senior Vice President, Eastern Hemisphere
Patrick Corr	48	Senior Vice President, Global Training
Mark B. Duncan	45	Senior Vice President, Global Business Development
Michael L. Simon	56	Senior Vice President, Production Management
Michael R. Suldo	61	Senior Vice President, Western Hemisphere
Joseph A. Baj	49	Vice President and Treasurer
Elizabeth D. Brumley	48	Vice President, Chief Accounting Officer and Controller
Mark H. Frank	45	Vice President, Planning
William H. Hopkins	65	Vice President, Human Resources Quality & Safety
Randall A. Stafford	51	Vice President and General Counsel, Corporate Secretary

Mr. Chiles joined us in July 2004 as Chief Executive Officer and President. Mr. Chiles was elected Chief Financial Officer in December, 2005 following the resignation of the prior chief financial officer and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of Basic Energy Services, Inc., a contractor for land based oil and gas services. He has served as a member of our Executive Committee since 2004. Mr. Chiles earned a B.B.A. in Petroleum Land Management from The University of Texas and an M.B.A. in Finance and Accounting with honors from Southern Methodist University, Dallas.

Mr. Elders joined us in February 2006 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Elders was a Director with Sirius Solutions, L.L.P. from June 2005 to February 2006, during which time Mr. Elders was Senior Financial Advisor to the Company from November 2005 to February 2006 under a consulting arrangement with Sirius Solutions. From August 2004 to May 2005, Mr. Elders was with Vetco International Limited, a global oilfield equipment manufacturer and construction company, initially as a consultant and then as Vice President Finance and Chief Accounting Officer. From July 2002 to September 2003, Mr. Elders was a partner in the Houston audit practice of PricewaterhouseCoopers LLP. From September 1983 to June 2002, Mr. Elders was employed with the Houston audit practice of Arthur Andersen LLP, including as a partner for the last seven years and concluding as head of the energy service practice in the Houston, New Orleans, Austin and San Antonio markets. Mr. Elders is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Burman joined us in 2004 as Senior Vice President, Eastern Hemisphere. He also serves as Managing Director of Bristow Helicopter Group Ltd. Prior to joining us, Mr. Burman held various positions within the Baker Hughes group of companies, most recently as Region General Manager, Mediterranean and Africa for Baker Hughes INTEQ.

Mr. Corr joined the Company in April 2007 as Senior Vice President, Global Training. Mr. Corr has over 20 years of experience in flight training and commercial helicopter operations and has been a commercial helicopter pilot since 1986. In 1987, Mr. Corr established Helicopter Adventures, Inc., a flight school with locations in Concord, California and Titusville, Florida, where he was owner and President since that time. His company was acquired by the Company in April, 2007. The school currently operates more than 50 aircraft, employing about 115 staff, and providing FAA, JAA and Military training programs.

Mr. Duncan joined us in January 2005 as Vice President, Global Business Development and was promoted to Senior Vice President, Global Business Development effective January 1, 2006. Prior to joining the Company, Mr. Duncan worked at ABB Lummus Global Inc. from 2002 to 2005. At ABB, Mr. Duncan served as Commercial Director in the Deepwater Floating Production Systems division, based in Houston, Texas. From 1985 to 2002, Mr. Duncan worked for the Halliburton/Brown & Root Group, mostly in the subsea sector where he filled various positions working in the North Sea, Brazil and several other international areas, ultimately holding the position of Senior Global Vice President Commercial for the Subsea7 entity.

Mr. Simon joined us in August 2006 as Executive Vice President of Grasso Production Management. He was promoted to Senior Vice President – Production Management in March 2007. Prior to joining the company, Mr. Simon worked for The Houston Exploration Co. as Operations Manager from 2000 to 2005 and from 2005 to 2006 as General Manager – Offshore Division. He has over 30 years experience in oil & gas operations, both onshore and offshore. Mr. Simon previously held operating and engineering positions at Sonat Exploration Co. and Gulf Oil Co.

Mr. Suldo joined us in 2002 as Assistant General Manager of Air Logistics and was appointed General Manager in 2003. In June 2005, Mr. Suldo was promoted to Senior Vice President, Western Hemisphere and President of Air Logistics, L.L.C. Prior to joining us, Mr. Suldo was employed at Petroleum Helicopters Inc. from July 1988 until March 2002 in Gulf of Mexico operations in various managerial positions. Before 1988, Mr. Suldo had a 20 year career in the US Navy, from which he retired as a Commander.

Mr. Baj joined us in July 2005 as Assistant Treasurer. In November 2005, Mr. Baj was elected Vice President, Treasurer and Secretary. In May 2006, Mr. Baj resigned his position as Secretary upon Mr. Stafford joining the Company. Prior to joining the Company, Mr. Baj was a treasury consultant from 2004 to 2005. Prior to 2004, Mr. Baj was Assistant Treasurer with Transocean Inc. from 1997 to 2003, held various treasury and investor relations positions with Sterling Chemicals, Inc. from 1987 to 1997, and worked in the treasury group of Anderson, Clayton and Co. from 1983 to 1987.

Ms. Brumley joined us and was elected Controller in November 2005. Ms. Brumley was subsequently elected Vice President and Chief Accounting Officer and Controller of the Company in December 2005. Before joining the Company, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc., a drilling company, from March 2005 to September 2005. From 1996 to March 2005, she served with MAXXAM Inc., a forest products, real estate investment and development, and racing company, where she served as Controller beginning in January 1999 and ultimately becoming Vice President and Controller in December 2003. She has also worked for GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), an offshore marine services company, serving as Controller from 1990 until 1996. A Certified Public Accountant, Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in 1987.

Mr. Frank joined Bristow Group Inc. in March 2006 as Director of Planning and Forecasting and was elected Vice President Planning in March 2007. Prior to joining Bristow, Mr. Frank was a Partner with Sense Corp, LLP and then Director with Sirius Solutions LLP from 2002 to 2006, where he provided business process improvement and system development services to a number of midstream and wholesale energy companies on a consultative basis. From 1998 to 2002, Mr. Frank was responsible for planning and forecasting in Enron Corporation’s wholesale energy businesses. Prior to joining Enron, Mr. Frank was responsible for planning, forecasting and analysis at Tom’s Foods, Inc., a food processing and distribution company, and Zapata Corporation, an offshore drilling contractor and provider of diversified oilfield services.

Mr. Hopkins joined the company in August 2004 as Vice President of Human Resources, Quality & Safety. Prior to joining Bristow, Mr. Hopkins was Manager of Employee Development at ENSCO based in Dallas, Texas from September 2002 to August 2004. From September 1997 to September 2002 he served as Vice President Human Resources and Safety of Chiles Offshore Inc. in Houston, Texas.

Mr. Stafford joined us in May 2006 as Vice President and General Counsel, Corporate Secretary. Prior to joining the Company, Mr. Stafford was Vice President, General Counsel and Corporate Secretary of TODCO from January 2003 to May 2006. From January 2001 until January 2003, Mr. Stafford served as Associate General Counsel of Transocean Inc. From January 2000 until January 2001, Mr. Stafford served as Counsel to R&B Falcon Corporation prior to its acquisition by Transocean Inc.

VIII.  SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

The following table shows, as of March 31, 2007, certain information with respect to beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

	Amount		Title
	Beneficially		Of	Percent
Name and Address of Beneficial Owner	Owned		Class	Of Class(1)

FMR Corp.	2,528,216	(2)	Common	10.678%
82 Devonshire Street Boston, MA 02109
Franklin Resources, Inc.	2,191,105	(3)	Common	9.3%
One Parker Plaza, 9th Floor Fort Lee, NJ 07024
Dimensional Fund Advisors, Inc.	1,974,241	(4)	Common	8.4%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Caledonia Investments plc	1,974,980	(5)	Common	8.3%
Cayzer House, 30 Buckingham Gate London, England SW1 E6NN
North Run Capital LP	1,362,100	(6)	Common	5.8%
One International Place Boston, MA 02109
Barclays Global Investors NA	1,210,179	(7)	Common	5.14%
45 Fremont Street San Francisco, CA 94105

(1)	Percentage of the common stock of the Company outstanding as of the Record Date.

(2)	According to Schedule 13G/A filed on February 14, 2007 with the Securities and Exchange Commission, FMR Corp. has sole voting power with respect to none of such shares of common stock, sole dispositive power with respect to 2,528,216 of such shares of common stock, and beneficially owns 2,528,216 of such shares of common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,528,216 shares or 10.678% of the common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,343,000 shares or 9.896% of the common stock outstanding. FMR Corp., through its ultimate control of the investment company has sole power to dispose of the 2,343,000 shares owned by the investment company. FMR Corp. does not have the sole power to vote or direct the voting of the shares owned directly by the investment company, which power resides with the fund’s Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the fund’s Boards of Trustees.

(3)	According to a Schedule 13G/A filed on February 5, 2007 with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Franklin Advisory Services, LLC, has sole voting power with respect to 1,689,300 shares of common stock and sole dispositive power with respect to 1,696,700 shares of common stock.

(4)	According to a Schedule 13G/A filed on February 9, 2007 with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has shared voting and dispositive power with respect to and beneficially owns all such shares of common stock.

(5)	According to a Schedule 13D/A filed on September 29, 2006, with the Securities and Exchange Commission by (i) Caledonia Investments plc (“Caledonia”) and information provided directly by Caledonia as the direct beneficial owner of 1,974,980 of such shares of common stock (including 347,280 shares of common stock issuable upon conversion of 300,000 shares of non-voting 5.50% mandatory convertible preferred stock of the Company); and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner given its direct holdings of the securities of Caledonia. Caledonia and Cayzer Trust have shared voting and dispositive power over the 1,974,980 shares of common stock.

(6)	According to a Schedule 13G filed on November 17, 2006 with the Securities and Exchange Commission, North Run Capital LP has sole voting power with respect to 1,362,100 of such shares of common stock sole dispositive power with respect to 1,362,100 of such shares of common stock, and beneficially owns 1,362,100 of such shares of common stock.

(7)	According to a Schedule 13G filed on January 23, 2007 with the Securities and Exchange Commission, by Barclays Global Investors, Japan Limited has sole voting power with respect to 1,100,925 of such shares of common stock and sole dispositive power with respect to 1,210,179 of such shares of common stock, and beneficially owns 1,210,179 of such shares of common stock.

Holdings of Directors, Nominees and Executive Officers

The following table shows, as of the Record Date, certain information with respect to beneficial ownership of our common stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 16 of this proxy statement, and (iii) all of our directors, nominees and executive officers as a group:

	Amount
Directors	Beneficially	Title of	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class	Class(2)

Thomas N. Amonett	10,000	Common	*
Charles F. Bolden	5,300	Common	*
Peter N. Buckley(3)	1,659,700	Common	7
Richard D. Burman	19,666	Common	*
Stephen J. Cannon	15,000	Common	*
Jonathan H. Cartwright(3)	1,659,700	Common	7
William E. Chiles	110,886	Common	*
Mark B. Duncan	11,832	Common	*
Perry L. Elders	8,333	Common	*
Michael A. Flick	11,000	Common	*
Thomas C. Knudson	20,000	Common	*
Michael R. Suldo	19,315	Common	*
Ken C. Tamblyn	23,000	Common	*
Robert W. Waldrup	39,000	Common	*
All Directors, Nominees and Executive Officers as a Group (21 persons)(3)	2,005,612	Common	9

*	Less than 1%.

(1)	Based on information as of the Record Date supplied by directors, nominees and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after the Record Date the number of shares of common stock indicated after such director’s or executive officer’s name: Thomas N. Amonett — 10,000 shares; Peter N. Buckley — 32,000 shares; Charles F. Bolden Jr. — 5,000 shares; Richard D. Burman — 19,666 shares; Stephen J. Cannon — 15,000 shares; Jonathan H. Cartwright — 32,000 shares; William E. Chiles 89,999 shares; Mark B. Duncan — 11,832 shares; Perry L. Elders — 7,333 shares; Michael A. Flick — 10,000 shares; Thomas C.

Knudson — 15,000 shares; Michael R. Suldo — 19,298 shares; Ken C. Tamblyn — 22,000 shares; and Robert W. Waldrup — 24,000 shares. Our directors, nominees for director and executive officers, as a group, held options to purchase 333,281 shares of our common stock which may be acquired within 60 days after the Record Date. Also includes 444 shares of common stock which were vested at the Record Date, for the account of executive officers under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”). Shares held in the 40l(k) Plan are voted by the trustee.

(2)	Percentages of our common stock outstanding as of the Record Date.

(3)	Because of the relationship of Messrs. Buckley and Cartwright to Caledonia, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the 1,659,700 shares of common stock owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by Caledonia.

IX.  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal 2007 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers:

Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name & Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)(1)(2)	($)	($)(3)	($)(3)	(4)	Earnings ($)(5)	($)(6)	($)

William E. Chiles,	2007	475,303	-	482,709	361,380	450,328	-	196,284	1,966,004
President & CEO
Perry L. Elders,	2007	357,583	-	127,354	69,970	317,495	-	82,206	954,608
Executive VP & CFO
Richard D. Burman	2007	293,429	-	62,597	122,952	123,023	-	62,811	664,812
Sr. VP, Eastern Hemisphere(7)
Mark B. Duncan,	2007	256,150	-	65,383	72,255	139,165	-	73,322	606,275
Sr. VP, Global Business Development
Michael R. Suldo,	2007	260,981	-	88,693	80,308	153,969	-	74,063	658,014
Sr. VP, Western Hemisphere

(1)	Under the terms of their employment agreements, Messrs. Chiles, Elders, Burman, Duncan and Suldo are entitled to the compensation described under “Employment Agreements” below.

(2)	Includes employee contributions to our Executive Deferred Compensation Plan as follows: for Mr. Chiles, 0, Mr. Elders, $19,102, Mr. Burman, 0, Mr. Duncan, 0, and Mr. Suldo, 0.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures with respect to fiscal year 2007 for stock awards or option awards granted in fiscal year 2007 and prior fiscal years related to service-based vesting conditions. For additional information, see note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2007. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the executive.

(4)	Annual performance award approved in May 2007 for fiscal year 2007 under the Bristow Group Inc. Fiscal Year 2007 Annual Incentive Compensation Plan. Includes $12,700 contributed by Mr. Elders to our Executive Deferred Compensation Plan.

(5)	Our named executives did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal year 2007.

(6)	Includes:

	Mr. Chiles	Mr. Elders	Mr. Burman	Mr. Duncan	Mr. Suldo

Company 401K contribution	14,525	11,694	-	13,985	6,600
Company Defined Contribution Plan contribution	-	-	36,679	-	-
Car allowance	13,500	13,500	19,606	13,500	13,500
Club dues reimbursement	4,562	210	-	646	1,348
Company Paid Life and Disability Insurance	14,964	5,446	4,083	5,213	8,459
Company Deferred
Compensation Plan Contribution	148,733	51,356	-	39,978	44,156
Company Paid Private Health Coverage			2,443

(7)	Mr. Burman is paid in pounds sterling. Cash payment amounts shown are converted to US dollars at the rate in effect on March 31, 2007 ($1.963/£).

Employment Agreements

On June 6, 2006 the Company entered into an amended and restated employment agreement with William E. Chiles, the Company’s President and Chief Executive Officer. As amended and restated, Mr. Chiles’ employment agreement has a term of three years beginning on June 21, 2004 (the date of his original employment agreement), and, upon each anniversary, this term will be automatically extended by successive one year periods unless either party thereto gives appropriate notice of nonrenewal. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to the Board of Directors. Effective April 1, 2007, Mr. Chiles’ annual base salary is $615,000, and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 200% of his base salary. The Company will also credit an annual amount equal to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles pursuant to the Deferred Compensation Plan. The Company will provide Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. In addition, during calendar year 2006 Mr. Chiles received a car allowance of $1,500 per month and reimbursement of certain club dues. These items were eliminated from the employment agreement beginning January 1, 2007 and replaced with an equal amount of base salary. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Chiles’ employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Chiles’ Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Chiles’ Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.

Mr. Elders and the Company entered into an Employment Agreement, effective as of February 16, 2006. The agreement has an initial term of two years, and, beginning on February 16, 2008, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Elders serves as Executive Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2007 Mr. Elders base salary is $430,000, and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Elders’ annual salary and bonus to Mr. Elders pursuant to the Company’s Deferred Compensation Plan. Upon signing the agreement, Mr. Elders received options to purchase 10,000 shares of the Company’s common stock and 10,000 Performance Accelerated Restricted Stock Units. The Company will provide Mr. Elders with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, during calendar year 2006 Mr. Elders received a car allowance of $1,500 per month and reimbursement of certain club dues. These items were eliminated from the employment agreement beginning January 1, 2007 and replaced with an equal amount of base salary. If Mr. Elders’ employment is terminated by the Company without Cause or by him for “Good Reason” (as those terms are defined in Mr. Elders’ employment agreement) or under certain other circumstances specified in Mr. Elders’ employment agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Elders’ Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Elders’ Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions.

Mr. Burman and an affiliate of the Company entered into an Employment Agreement, effective as of October 15, 2004. The agreement continues unless terminated by either party upon twelve months notice. The agreement also terminates when Mr. Burman attains age 60. Mr. Burman currently serves as Senior Vice President of the Company and Managing Director of Bristow Aviation Holdings Limited. The Company pays Mr. Burman a base salary of £166,795, and he is eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 12.5% of Mr. Burman’s annual salary to Mr. Burman’s retirement account pursuant to the Bristow Helicopters Group Ltd. Defined Contribution Retirement Plan. In fiscal year 2007, Mr. Burman also receives a car allowance of £908 per month and reimbursement of expenses related to membership in a local golf club. These items were eliminated from the employment agreement beginning March 1, 2007 and replaced with an equal amount of base salary.

On June 6, 2006 the Company entered into an amended and restated employment agreement with Mark B. Duncan, the Company’s Senior Vice President, Global Business Development. As amended and restated, Mr. Duncan’s employment agreement has an initial term of two years beginning on January 24, 2005 (the date of his original employment agreement), and, beginning on January 24, 2007, this term is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Duncan serves as Senior Vice President, Global Business Development of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2006, Mr. Duncan’s annual base salary is $310,000, and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Duncan’s annual salary and bonus to Mr. Duncan pursuant to the Company’s Deferred Compensation Plan. The Company will provide Mr. Duncan with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, during 2006 Mr. Duncan received a car allowance of $1,500 per month and reimbursement of certain club dues. These items were eliminated from the employment agreement beginning January 1, 2007 and replaced with an equal amount of base salary. If Mr. Duncan’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, two and one half times the sum of Mr. Duncan’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, one and one half times the sum of Mr. Duncan’s Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, employee non-solicitation, change-of-control and other provisions.

Mr. Suldo and the Company entered into an Employment Agreement, effective as of June 1, 2005. The agreement initially has a term of two years, and, beginning May 31, 2007, this term is automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Suldo serves as Senior Vice President of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2007, Mr. Suldo’s annual base salary is $310,000, and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Suldo’s annual salary and bonus to Mr. Suldo pursuant to the Deferred Compensation Plan. Upon signing the agreement, Mr. Suldo received options to purchase 3,700 shares of our common stock with an exercise price equal to the common stock’s closing price on the date of the grant. In addition, he received 3,700 Performance Accelerated Restricted Stock Units, the material terms of which are described in the form of Restricted Stock Unit Award Agreement filed previously. The Company will provide Mr. Suldo a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, during calendar year 2006 Mr. Suldo received a car allowance of $1,500 per month and reimbursement of certain club dues. These items were eliminated from the employment agreement beginning January 1, 2007 and replaced with an equal amount of base salary. If Mr. Suldo’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Suldo’s employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Suldo’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Suldo’s Annual Base Salary and Target Annual Bonus, as defined. Mr. Suldo’s Employment Agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions. On March 8, 2006, Mr. Suldo’s employment agreement was amended to revise the definition of “Good Reason.”

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our named executive officers under our 2004 Stock Incentive Plan during fiscal 2007:

Grants of Plan-Based Awards Fiscal Year 2007

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number	Number of	or Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Underlying	Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)(1)

Mr. Chiles	June 14, 2006	-	-	-	2,500	25,000	25,000	-	25,000	35.06	1,179,547
Mr. Elders	June 14, 2006	-	-	-	1,200	12,000	12,000	-	12,000	35.06	566,182
Mr. Burman	June 14, 2006	-	-	-	600	6,000	6,000	-	6,000	35.06	283,091
Mr. Duncan	June 14, 2006	-	-	-	650	6,500	6,500	-	6,500	35.06	306,682
Mr. Suldo	June 14, 2006	-	-	-	650	6,500	6,500	-	6,500	35.06	306,682

(1)	These amounts represent the full fair value of stock options and Performance Restricted Stock Units granted to each executive during fiscal 2007 as calculated under SFAS No. 123(R). For the relevant assumptions used to determine the valuation of our awards, see note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2007.

Options to purchase shares of our common stock and Performance Restricted Stock Units were granted under our 2004 Stock Incentive Plan by our Compensation Committee to certain of our employees, including our named executive officers, on June 14, 2006 (the “Grant Date”). The options have an exercise price of $35.06, vest in one-third increments on each of June 14, 2007, 2008, and 2009, and expire on June 14, 2016. The Performance Restricted Stock units give the holder the right to receive up to one share of common stock per unit subject to the attainment of certain performance goals, starting on the third anniversary of the grant date. To receive one share for each unit granted: (i) on the third anniversary of the Grant Date the Company’s Cumulative Annual Shareholder Return must have met or exceeded 15%; (ii) on the fourth anniversary of the Grant Date the Company’s Cumulative Annual Shareholder return must have met or exceeded 15%; or (iii) on the fifth anniversary of the Grant Date the Company’s Cumulative Annual Shareholder return must have met or exceeded 3%. Prorated amounts are awarded in the third and fourth years if the Company’s Cumulative Annual Shareholder Return Exceeds 10%. If none of these performance measures have been achieved by the fifth anniversary date, the units expire and no stock is received by the participant. “Total Shareholder Return” for any period equals (1) 100% multiplied by (2) a fraction, (i) the numerator of which is (x) the Market Value (as defined below) as of the last day of such period of the number of shares of Stock which had a Market Value of $100 as of the first day of such period, assuming the reinvestment of any dividends paid with respect to such shares during such period on a pre-tax basis in additional shares and taking into account any stock splits, reclassifications or any similar events minus (y) $100, and (ii) the denominator of which is 100. For purposes of this paragraph, the Market Value of a share of Stock on the first and last day of any such period is equal to the average of the 20 closing prices of such a share for the 20 consecutive trading days concluding on such day (or, if such day is not a trading day, concluding on the final trading day immediately preceding such day).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our named executive officers as of March 31, 2007:

Outstanding Equity Awards at Fiscal Year-End – 2007

	Option Awards					Stock Awards
			Equity Incentive						Equity Incentive
	Number of		Plan Awards:					Equity Incentive	Plan Awards:
	Securities	Number of	Number of			Number of	Market Value	Plan Awards:	Market or Payout
	Underlying	Securities	Securities			Shares or	of Shares or	Number of Unearned	Value of Unearned
	Unexercised	Underlying	Underlying	Option		Units of Stock	Units of Stock	Shares, Units or	Shares, Units or
	Options (#)	Unexercised	Unexercised	Exercise	Option	That Have	That Have	Other Rights That	Other Rights That
	Exercisable	Options (#)	Unearned	Price	Expiration	Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	(1)	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)(2)	($)(3)

Mr. Chiles	50,000	25,000		27.21	6/21/14
	6,666	13,334		29.17	12/29/15
	0	25,000	-	35.06	6/14/16	-	-	70,000	2,551,500
Mr. Elders	3,333	6,667		30.25	2/16/16
	0	12,000	-	35.06	6/14/16	-	-	22,000	801,900
Mr. Burman	16,000	8,000		36.61	11/1/14
	1,666	3,334		29.17	12/29/15
	0	6,000	-	35.06	6/14/16	-	-	11,000	400,950
Mr. Duncan	8,000	4,000		29.82	1/24/15
	1,666	3,334		29.17	12/29/15
	0	6,500	-	35.06	6/14/16	-	-	11,500	419,175
Mr. Suldo	3,000			18.00	9/23/12
	6,666	3,334		22.81	6/3/14
	1,233	2,467		31.50	6/1/15
	1,666	3,334		29.17	12/29/15
	0	6,500	-	35.06	6/14/16	-	-	15,200	554,040

(1)	Options become exercisable in three equal annual installments after the date of grant.

(2)	Performance Restricted Stock Units that vest on the third, fourth or fifth anniversary of the date of granted provided total shareholder return as defined in the awards over the performance period attains certain predesignated levels.

(3)	This column represents the closing price of our common stock on March 30, 2007 of $36.45 multiplied by the number of shares of restricted stock.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our named executive officers during fiscal 2007:

Option Exercises and Stock Vested – 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

Mr. Chiles	-	-	-	-
Mr. Elders	-	-	-	-
Mr. Burman	-	-	-	-
Mr. Duncan	-	-	-	-
Mr. Suldo	10,000	154,100	-	-

Nonqualified Deferred Compensation Plans

Nonqualified Deferred Compensation – Fiscal Year 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)	Distributions ($)	Last FY ($)

Mr. Chiles	-	148,733	9,155	-	335,431
Mr. Elders	19,102	51,356	36	-	70,494
Mr. Burman	-	-	-	-	-
Mr. Duncan	-	39,978	3,108	-	75,831
Mr. Suldo	-	44,156	7,888	-	106,027

(1)	Executive contributions in last fiscal year are included in such executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(2)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”), participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of each of our named executive officers up to 15% of annual base salary. Deferred Compensation Plan holdings are invested in the same funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Participants vest in Company contributions to the Deferred Compensation Plan over a five year term. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code. We have general contractual obligations to pay the deferred compensation upon the participants’ termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control

Each of our named executive officers is party to an employment agreement as described above. Pursuant to these agreements, Messrs. Chiles, Elders, Duncan and Suldo are entitled to certain severance benefits. If such officer’s employment is terminated by the Company without cause or by the employee for good reason (as defined in the agreement), he would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. For Messrs. Chiles, Elders and Suldo, the multiple is two, and for Mr. Duncan, the multiple is 1.50 but his contract also provides for six months notice of termination. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non-competition and non-solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his employment for Good Reason, the officer must comply with the notice provisions of his employment agreement.

The following amounts would be payable if the listed officer’s employment is terminated by the Company without cause or by the employee for good reason (as defined in the agreement).

				Extended
	Salary	Target Bonus	Vesting of	Health and other	Tax
	Multiple (1)	Multiple (2)	Equity Awards (3)	Benefits (4)	Gross Up	Total

Mr. Chiles	1,230,000	1,230,000	3,424,850	73,297	-	5,958,147
Mr. Elders	860,000	645,000	880,580	22,042	-	2,407,622
Mr. Burman(5)	-	-	445,690	-	-	445,690
Mr. Duncan(6)	465,000	232,500	535,135	22,042	-	1,254,677
Mr. Suldo	620,000	310,000	809,540	22,042	-	1,761,582

(1)	Assumes the salary in effect on April 1, 2007.

(2)	Assumes target bonus percentage in effect on April 1, 2007.

(3)	Assumes that the triggering event took place on March 30, 2007, the last business day of fiscal year 2007, and the price per share of $36.45, the closing market price of our common stock as of that date.

(4)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(5)	Mr. Burman’s employment contract does not contain special severance provisions. Termination of his employment contract requires one year prior notice.

(6)	Mr. Duncan is also entitled to six months prior notice of termination.

Additionally, if any of the officers’ employment is terminated by the Company without Cause, by the officer for Good Reason or for Retirement, within the six months preceding or the twelve months following a Change in Control of our Company, he would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Mr. Chiles, Elders and Suldo, the multiple is three and for Mr. Duncan, the multiple is 2.50 but his contract also provides for six months notice of termination. In addition to the above, any outstanding stock options or PRSU’s would vest upon the effective date of a change of control and the Company will provide such employee with health care benefits for three years. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board of Directors (iii) approval by the shareholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the corporation resulting from such merger, and (iii) the sale or other disposition of all or substantially all of the assets of the Company.

			Vesting	Extended
	Salary	Highest Annual	of Equity	Health	Tax
	Multiple	Bonus Multiple	Awards (1)	Benefits (2)	Gross Up	Total

Mr. Chiles	1,845,000	1,350,984	3,424,850	73,297	2,010,538	8,704,669
Mr. Elders	1,290,000	952,485	880,580	22,042	-	3,145,107
Mr. Burman(3)	-	-	445,690	-	-	445,690
Mr. Duncan	775,000	347,913	535,135	22,042	-	1,680,090
Mr. Suldo	930,000	461,907	809,540	22,042	-	2,223,489

(1)	Assumes that the triggering event took place on March 30, 2007, the last business day of fiscal year 2007, and the price per share of $36.45, the closing market price of our common stock as of that date.

(2)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(3)	Mr. Burman’s employment contract does not have change of control provisions. Termination of his employment contract requires one year prior notice.

(4)	Mr. Duncan is also entitled to six months prior notice of termination.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.

The employment agreements of the named executive officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters—Employment Agreements.”

Director Compensation

The following table sets forth information concerning the compensation of each of our directors other than Mr. Chiles, who is a named executive officer, for fiscal 2007:

Director Compensation - 2007

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)

Thomas N. Amonett	65,850	-	91,480	-	-	-	157,330
Charles F. Bolden, Jr.	41,250	-	58,397	-	-	-	99,647
Peter N. Buckley	44,850	-	91,480	-	-	-	136,330
Stephen J. Cannon	54,750	-	91,480	-	-	-	146,230
Jonathan H. Cartwright	46,500	-	91,480	-	-	-	137,980
Michael A. Flick	65,850	-	91,480	-	-	-	157,330
Thomas C. Knudson	138,000	-	91,480	-	-	-	229,480
Kenneth Jones	48,000	-	-	-	-	-	48,000
Dr. Pierre Jungels	17,625	-	-	-	-	-	17,625
Ken C. Tamblyn	88,450	-	91,480	-	-	-	179,930
Robert W. Waldrup	65,800	-	91,480	-	-	-	157,280

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for stock options granted in fiscal 2007 and prior fiscal years, in accordance with SFAS No. 123(R), which also equals the grant date fair value computed in accordance with SFAS No. 123(R). Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, see note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2007.

The Compensation Committee determines the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on the board or any Committees. The Company pays non-employee members of the board for their service as directors. Directors who are not employees receive, as of the Record Date.

Annual Chairman of the Board fee:	$144,000
Annual director fee:	$33,000
Committee Chairmen attendance fees (per meeting:
Audit Committee	$5,500
Compensation Committee	$2,750
Nominating and Corporate Governance Committee	$2,750
Meeting attendance fees (per meeting) all other:	$1,650
Equity-based compensation:	At each Annual Meeting of Stockholders of the Company, each non-employee director is granted options to purchase 5,000 shares at the closing price on the date of grant. These options vest six months after the date of grant and have a term of ten years.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or Committees and for other reasonable expenses related to the performance of their duties as directors.

X.  COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The overall mission of Bristow Group Inc. is to enhance long-term stockholder value by being the best oilfield services company providing aviation transportation, production management and related services. Specifically the Company strives to have:

•	the highest level of customer satisfaction,

•	the highest emphasis on safety,

•	profitable operations, and

•	growth within defined markets.

The compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of stockholder value.

The program targets total compensation that is consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds expectations. To achieve this objective, the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program also seeks to balance “fixed” (salary and benefits) and “variable” (annual and long-term incentives) compensation.

Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total stockholder value over the longer-term and align the interests of management with those of stockholders through share ownership. Annual incentives reward participants based on corporate, business unit and individual results. When annual and long-term results are above average, total compensation will be above average.

The Compensation Committee generally attempts to provide the Company’s executives, including Mr. Chiles, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to other companies, and is typically weighted toward long-term incentives.

The Company engaged Stone Partners for fiscal year 2007 to perform executive compensation surveys. The Compensation Committee reviewed information drawn by Stone Partners from national surveys including Watson Wyatt Worldwide and Pearl Meyer Partners. In addition, the Compensation Committee reviewed the results from Stone Partners’ annual Oilfield Manufacturing and Services Executive Compensation Survey. Compensation norms were adjusted for comparability of revenue size to the Company. The Compensation Committee used these surveys and the recommendations of Stone Partners in establishing fiscal year 2007 executive total compensation. Total cash compensation levels were found near the market median, and increased generally to move the targeted total compensation value of executives closer to the median where applicable and in accordance with anticipated normal industry increases. While the targeted value of an executive’s compensation package may be competitive, its actual value may exceed or fall below market average levels depending on performance.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our board of directors. The Committee has established an annual process for reviewing and establishing executive compensation levels. Typically, annual base salaries are reviewed and adjusted effective April 1 of each year. The annual incentive plan performance goals are approved in May of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive compensation for the prior year and granting of Long Term Incentive Equity Awards takes place immediately after the Company files its year end financial statements, with the effective date of equity awards being no sooner than two days after results are filed.

Stone Partners is also engaged from time to time to provide recommendations on other aspects of executive compensation as directed by the Compensation Committee. The Committee does not adopt all of Stone Partner’s recommendations, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Stone Partners has direct access to Committee members and participates in Committee meetings, as requested by the Committee Chairman. Stone Partners also provides compensation advice to management with the knowledge and consent of the Committee.

William E. Chiles, our President and Chief Executive Officer, Perry L. Elders, our Executive Vice President and Chief Financial Officer, Randall A. Stafford, our General Counsel, and William H., Hopkins, our Vice President — Human Resources, Quality and Safety, support the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of Mr. Chiles, and Mr. Chiles conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. Mr. Chiles, with input from the entire senior management team and Stone Partners, makes recommendations to the Committee as to performance measures and levels to be used for annual incentive compensation. Messrs. Elders, Stafford and Hopkins act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive has the authority to establish or modify executive officer compensation.

Compensation Components

The compensation of our executives is separated into four basic components: base salary, annual incentive compensation, long term incentives and deferred compensation. The base salary for our named executive officers can represent 100% of compensation in any given year when incentives do not pay out or long-term awards do not vest. However, the general mix of compensation for target-level performances in the annual incentive plans, plus the net annualized present value of long-term compensation grants in fiscal year 2007 was as follows for our CEO and our other named executive officers. The Compensation Committee considered the following general percentage mix in establishing the total compensation for the Company’s executives at fiscal year 2007 target performance. It is important to note that the influences of the timing of awards, availability of stock, company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation.

For the CEO:	Base pay = 25% Bonus compensation at target = 18% Long-term compensation annualized = 49% Deferred compensation = 8%
For the other named executives:	Base pay = 29% to 37% Bonus compensation at target = 19% to 22% Long-term compensation annualized = 37% to 43% Deferred compensation = 6% to 7%

For the purpose of measuring total compensation, the Compensation Committee values stock options using the Black-Scholes method. Performance restricted stock units are valued at the full value of an equivalent amount of the Company’s common stock on the date of grant.

Base Salary

The base salary program targets the median of our compensation peer group. The performance of each executive and most employees is reviewed annually near the end of the Company’s fiscal year. Salary adjustments are typically effective at the beginning of the fiscal year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial position and a qualitative assessment of the individual’s performance by his or her immediate supervisor or in the case of Mr. Chiles, the Compensation Committee. In addition to its assessment of Mr. Chiles’ performance, the Compensation Committee reviews the evaluations for each of the Company’s other executive officers. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. The Compensation Committee has approved internal pay ranges which establish pay relationships between positions.

In March 2007 the Committee reviewed the performance of the Chief Executive Officer and reviewed the Chief Executive Officer’s evaluations of the other executive officers. Following that review the base salaries for each of the named executive officers were adjusted as set forth below:

Name	New Base Salary

William E. Chiles	$615,000
Perry L. Elders	$430,000
Richard D. Burman	$320,000
Michael R. Suldo	$310,000
Mark B. Duncan	$310,000

The adjusted base salaries were in each case slightly over the median for the position but no more than 5% over in any case. The amounts were arrived at by the Committee using peer compensation results and performance evaluations of each individual.

Annual Incentive Compensation

The Company maintains an annual incentive compensation plan to provide selected corporate officers and employees the opportunity to share in the improved performance of the company by achieving specific corporate and business unit financial and safety goals, and key individual objectives. Awards under the plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). Participants are also required to uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity and the policies that support the Code. The Compensation Committee periodically monitors the award target levels and variances to assure their competitiveness and that they mesh with compensation strategy for incentives and for total compensation. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. There is no provision in our annual incentive plan for retroactively adjusting past performance compensation in the event of a restatement of these results leads to a different outcome, although such a restatement would be taken into consideration by the Compensation Committee in making future compensation decisions.

Fiscal Year 2007 Awards

For fiscal year 2007 the KPIs used were the following:

•	Consolidated Corporate EPS - Fully Diluted Earning per Share, determined in accordance with generally accepted accounting principles;

•	Corporate Return on Capital Employed (“ROCE”)

•	Business Unit EBITDA - Business Unit earnings before Interest, Taxes, Depreciation, and Amortization, exclusive of inter-company lease revenue and expense.

•	Business Unit EBITDA Return on Capital Employed - Business Unit Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA) divided by the Business Unit’s capital employed for the plan year.

•	TRIR - the Company’s consolidated or SBU Total Recordable Incident Rate (TRIR) for the fiscal year compared to a preset target.

•	LTA Rate - the number of lost time accidents per 200,000 labor hours incurred by the Company or an SBU compared to a preset target.

•	Flight Accident Rate - the number of Flight Accidents per 100,000 flight hours by the Company or an SBU compared to a preset target.

•	Individual Performance - Individual performance will relate specifically to the individual and is based on an overall performance evaluation of the individual’s contributions during the year based on a subjective determination by the individual’s immediate supervisor or in the case of Mr. Chiles, the

Compensation Committee, compared to personal goals set by the supervisor, or in the case of Mr. Chiles, the Compensation Committee, at the beginning of the fiscal year.

EBITDA is earnings before interest expense, taxes, depreciation and amortization and is computed by adding interest, income tax, depreciation and amortization expenses to net income. ROCE is return on capital employed and is computed by dividing EBITDA by the fair value of the related operating assets, including working capital.

The KPIs are designed to coincide with the goals and objectives established by the Company in its long term strategy. KPI weightings are varied by individual position to give emphasis to performance for which participants have the most direct control in subject areas. The KPI weightings for the CEO and other named executive officers for fiscal year 2007 are outlined below:

			DIVISION	DIVISION		Individual
Named Executive Officer	EPS	ROCE	EBITDA	ROCE	Safety	Performance

William E. Chiles	30%	20%			20%	30%
Perry L. Elders	30%	20%			20%	30%
Richard D. Burman		20%	20%	20%	20%	20%
Michael R. Suldo		20%	20%	20%	20%	20%
Mark B. Duncan	30%	20%			20%	30%

Annual Incentive targets and maximums are stated as a percentage of annual base salary and are set based on position grade levels. The annual incentive target and maximum levels for fiscal year 2007 for our CEO and the other named executive officers are outlined below:

Named Executive Officer	Target Level	Maximum

William E. Chiles	75%	150%
Perry L. Elders	75%	150%
Richard D. Burman	50%	100%
Michael R. Suldo	50%	100%
Mark B. Duncan	50%	100%

Minimum KPI levels must be achieved in order to receive payout under the awards. If an individual is determined by the Committee to have violated the Company’s Code of Business Integrity, that individual may lose a portion or all of their incentive compensation as determined by the Committee on a case by case basis. In the event of a flight accident that results in a fatality, the safety portion of the award payout is lost for the related business unit and division employees as well as all corporate plan members. Participants may earn up to as much as double their annual incentive targets in the event of performance substantially exceeding the preset goals. Annual incentive compensation awards are paid in cash. In fiscal year 2007, the compensation committee set KPI levels for the performance incentive awards shortly after the end of the fiscal year and the budget for the next fiscal year was approved by the Board of Directors. The KPI’s for the target level were set at levels which required growth and improved profitability and improvement in safety when compared to actual results for the prior year.

Actual awards made included adjustments to the fiscal year 2007 year results for the book loss associated with the Company’s sale of Turbo Engines Inc., the dilutive effect from the sale of the Company’s Mandatory Convertible Preferred Stock and the reduction for U.K. Pension Plan accruals. The net effect of these adjustments for the entire plan was an increase of approximately $145,000 in the bonus amount paid to all participants in the plan (approximately 159 persons).

Fiscal Year 2008 Awards

In May 2007, the Compensation Committee of the Company approved and adopted an annual incentive compensation plan with the following KPIs for fiscal year 2008 for our senior employees, including each of our named executive officers:

•	Consolidated Corporate EPS - Fully Diluted Earning per Share, determined in accordance with generally accepted accounting principles;

•	Corporate Return on Capital Employed (“ROCE”)

•	Business Unit EBITDA - Business Unit earnings before Interest, Taxes, Depreciation, and Amortization, exclusive of inter-company lease revenue and expense.

•	Business Unit EBITDA Return on Capital Employed - Business Unit Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA) divided by the Business Unit’s capital employed for the plan year.

•	TRIR - the Company’s consolidated or SBU Total Recordable Incident Rate (TRIR) for the fiscal year compared to a preset target.

•	LTA Rate - the number of lost time accidents per 200,000 labor hours incurred by the Company or an SBU compared to a preset target.

•	Flight Accident Rate - the number of Flight Accidents per 100,000 flight hours by the Company or an SBU compared to a preset target.

•	Individual Performance - Individual performance will relate specifically to the individual and is based on an overall performance evaluation of the individual’s contributions during the year based on a subjective determination by the individual’s immediate supervisor or in the case of Mr. Chiles, the Compensation Committee, compared to personal goals set by the supervisor, or in the case of Mr. Chiles, the Compensation Committee, at the beginning of the fiscal year.

The KPI weightings for the CEO and our other named executive officers for the fiscal year 2008 plan are outlined below:

			DIVISION	DIVISION		Individual
Named Executive Officer	EPS	ROCE	EBITDA	ROCE	Safety	Performance

William E. Chiles	30%	20%			25%	25%
Perry L. Elders	30%	20%			25%	25%
Richard D. Burman		15%	20%	20%	25%	20%
Michael R. Suldo		15%	20%	20%	25%	20%
Mark B. Duncan	30%	20%			25%	25%

The annual incentive target and maximum levels for fiscal year 2008 for our CEO and the other named executive officers are outlined below:

Named Executive Officer	Target Level	Maximum

William E. Chiles	100%	200%
Perry L. Elders	75%	150%
Richard D. Burman	50%	100%
Michael R. Suldo	50%	100%
Mark B. Duncan	50%	100%

Fiscal year 2008 target bonus award levels for the Company’s executive officers were proposed by senior management working with the Compensation Committee and Stone Partners and approved by the Compensation Committee in May 2007 using the same process used for fiscal year 2007. The KPI’s for the target level were set at levels which would require continued growth and improved profitability and improvement in safety when compared to actual results for the prior year.

Long-Term Incentives

Long-term incentive awards are used to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive have no bearing on the size of a long-term incentive award.

The Company’s 2004 Stock Incentive Plan (the “2004 Plan”), which was adopted by the board and has been approved by the Company’s stockholders permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock based awards; bonus shares; and cash awards. All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the incentive plan. The incentive plan is administered by the Compensation Committee. The Compensation Committee directly oversees the plan as it relates to officers of the Company and oversees the plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the incentive plan for all participants.

Generally, awards under the 2004 Plan are granted a short time after the Company’s financial results for the prior fiscal year have been made public by the filing of the Company’s Annual Report of Form 10K. Occasionally, long term incentive awards are granted at other times when appropriate for new employees or special recognition of performance.

Fiscal Year 2007 Awards

In fiscal 2007, the Committee made grants of stock options (as set forth under “Executive Compensation — Grants of Plan-Based Awards”), which vest ratably over a three-year period beginning on the date of grant.

In fiscal 2007, the Committee made grants of Performance Restricted Stock Units (“PRSUs”), which give the participants the right to receive one share of common stock per unit assuming the performance standards are met (see “Executive Compensation — Grants of Plan-Based Awards”). The PRSU’s are designed to give some aspects of a full value award while ensuring that awards only vest to the extent shareholder value has been enhanced over the performance period.

Fiscal Year 2008 Awards

In May 2007 the Committee authorized the annual grant of Stock Options and PRSU’s to all participating employees including the following grants to the name executive officers:

Officer	Stock Options	PRSU’s

William E. Chiles	29,000	18,900
Perry L. Elders	20,000	12,500
Richard D. Burman	8,500	5,100
Mark B. Duncan	8,500	5,100
Michael R. Suldo	8,500	5,100

The Committee believes the levels of equity awards granted by the Company during fiscal year 2008 are consistent with award levels granted by other companies based on the analysis conducted by Stone Partners for fiscal year 2007. In April 2007, the Committee also awarded Mr. Chiles a special grant of 34,000 shares of restricted stock which vests three years after the date of grant. The award was made in recognition of Mr. Chiles dedicated management of the Company’s affairs over the last three years.

Deferred Compensation

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants including our named executive officers can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount equal to the difference between the percentage matching contribution made by the company to the applicable employee’s 401K Plan Account and, in the case of Mr. Chiles, up to 20% of total cash compensation, and in the case of each of our other named executive officers, up to 15% of total cash compensation.

Perquisites

Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These include car allowances, club dues reimbursement and in some cases Company paid life or private health insurance policies. Perquisites such as these were a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives. With the change of public perception and competitive employment practices, the Compensation Committee has commenced eliminating such perquisites where practical. To that end, the Company eliminated the club dues reimbursement and car allowance at the end of 2006 for some executives and at the end of March 2007 for others and replaced these perquisites with increases to base salary equivalent to the value being received for the perquisites.

For additional information regarding perquisites, see “Executive Compensation — Summary Compensation Table.”

Other Benefits

Executives are eligible to participate, with other employees, in various employee benefit plans, including medical, dental and disability insurance plans and a 401(k) plan or, in the case of employees in the UK (including Mr. Burman) a defined contribution retirement plan. The Compensation Committee exercises no discretion over this participation.

Stock Ownership Guidelines

The Company does not have specific equity or other security ownership requirements or guidelines. However, management is encouraged to take an ownership stake in the Company and is specifically compensated with equity compensation. Margin accounts of the Company’s common stock held by executive officers and trading in derivatives of Company common stock by executive officers are discouraged but not specifically disallowed by corporate policy. Under our Insider Trading Policy, all insiders are bound by the rules of insider trading and speculation in Company common stock is discouraged.

Severance Benefits

We have entered into employment agreements with each of our named executive officers. Pursuant to these agreements, each of the named executive officers is entitled to severance payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Executive Compensation” below for a detailed description of the amounts payable and method of calculation. We believe this severance benefit is reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals. We selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the officers in such event. These change-in-control termination payments are based on a “double trigger” requiring additional reasons such as “Good Reason” as defined in the agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. We believe that providing higher multiples for change-in-control terminations for up to a one-year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event providing a continuity of leadership and preserving the shareholders’ interests before and after a transaction. The employment agreement for Mr. Chiles also provides for a gross up payment to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreements for the other executive officers do not contain these provisions.

Accounting and Tax Matters

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain technical requirements. While the goal of the Committee is to design compensation for executives which is tax deductible the Committee reserves to right to exercise subjective discretionary compensation decisions where appropriate and therefor has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

XI.  COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert W. Waldrup, Chairman
Charles F. Bolden, Jr.
Thomas N. Amonett

XII.  AUDIT COMMITTEE REPORT

The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board of Directors, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the four members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. The Board of Directors has determined that at least one member, Ken C. Tamblyn, is an audit committee financial expert as defined by the SEC. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.

In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2007, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence; and,

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed with the SEC.

Audit Committee
Ken C. Tamblyn, Chairman
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick

XIII.  RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP conducted the examination of the Company’s financial statements for the fiscal year ended March 31, 2007. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

During the Company’s two most recent fiscal years, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

Set forth below are the fees paid by the Company to KPMG LLP for the fiscal years indicated.

	2007	2006

Audit Fees	$1,116,352	$1,400,857
Audit-Related Fees	$218,600	$734,859
Tax Fees	$495,469	$83,618

Description of Non-Audit Services

Audit-Related Fees — audit-related fees for fiscal year 2007 related principally to the Company’s offering of its Mandatory Convertible Preferred Stock. Audit related fees for fiscal year 2006 related principally to services in connection with prior year restatements reflected in our annual report on Form 10k for fiscal year 2005.

Tax Fees — tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG LLP during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Approval and Ratification of Independent Public Accountant

The Audit Committee of the Company’s Board of Directors has selected the firm of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008. Stockholder approval and ratification of this selection is not required by law or by the by-laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending

March 31, 2008, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.

The Board of Directors recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008.

XIV.  OTHER MATTERS

Transactions with Related Persons

On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow Aviation”), a U.K. corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial & Services Limited (“CIS”), and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owners of 1,752,754 shares of our common stock. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of our common stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, CIS will have the right to designate two persons for nomination to our Board of Directors and to replace any directors so nominated. Pursuant to the Master Agreement, CIS designated Peter N. Buckley and Jonathan H. Cartwright for nomination to our Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman of the Board of Directors and Mr. Cartwright is the Financial Director of Caledonia Investments, plc (“Caledonia”), which was then the holder of all the outstanding stock of CIS. On December 4, 2002, CIS: (i) sold to Caledonia all its holdings of our common stock and our 6% Convertible Subordinated Notes (the “6% Notes”) and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents. On July 29, 2003, we redeemed the 6% Notes with a portion of the proceeds from our sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013. This reduced the amount of our common stock beneficially owned by Caledonia to 1,300,000 shares (see “Security Ownership of Certain Beneficial Owners and Management”).

The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to our Board of Directors and are, in our view, fair and reasonable to the Company.

In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.

In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $144.0 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. With our agreement, no interest payments have been made through March 31, 2007.

In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the shareholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding shareholders, including the Company. The result of these changes will be to reduce the cost of the guaranteed return to the other shareholders by $2.3 million on an annual basis.

In January 1998, we loaned £50.0 million (approximately $98.2 million as of March 31, 2007) to Bristow Aviation to refinance certain of its indebtedness. The loan matures on January 15, 2008 and bears interest at an annual rate of 8.335%. This note was fully repaid on February 11, 2007. In December 2002, Bristow Aviation advanced to us $10.0 million under a demand note that bears interest at an annual rate of 8.335%. In December 2005, Bristow Aviation advanced to us $15 million under a demand note that bears interest at an annual rate of

8.335%. The amount of $4.5 million of the principal amount of the loan and notes remain outstanding. During fiscal year 2007, we received $6.9 million in interest payments under the loan, and paid $1.3 million as interest under the notes.

During fiscal 2007, we leased an average of 37 aircraft to Bristow Aviation and received total lease payments of approximately $25.3 million. During fiscal 2007, Bristow Aviation leased approximately 5 aircraft and charged aircraft maintenance costs to us, and we paid total lease payments of $6.9 million.

The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2007, the Company paid to Caledonia $0.1 million representing the amount due from January 1, 2006 to December 31, 2006.

In 2007, CIS increased its holding in our securities to 1,627,700 shares of common stock and 300,000 shares of our Mandatory Convertible Preferred Stock. In fiscal year 2007 we paid $0.4 million as dividends to CIS on the preferred stock.

Review and Approval of Related Party Transactions

Currently, related party transactions fall under the auspices of our Code of Business Integrity. We are in the process of reviewing a specific written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee in accordance with the guidelines set forth in the policy. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. The board of directors may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the Securities and Exchange Commission and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for the fiscal year ended March 31, 2007, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2007 except that one Form 3 and two Forms 4 were filed late by Mr. Mark Duncan and one Form 4 was filed late by Charles F. Bolden, Jr.

Items of Business to Be Acted Upon at the Meeting

Item 1.  ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Charles F. Bolden, Jr.

•	Peter N. Buckley

•	Stephen J. Cannon

•	Jonathan H. Cartwright

•	William E. Chiles

•	Michael A. Flick

•	Thomas C. Knudson

•	Ken C. Tamblyn

Biographical information for these nominees can be found on pages 9, 10 and 11 of this proxy statement.

Item 2.  APPROVAL OF AN AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors recommends that you vote FOR the approval of an amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

Item 3.  APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE SERIES B PREFERENCE SHARES

The Board of Directors recommends that you vote FOR the approval of an amendment to the Company’s Certificate of Incorporation to eliminate the Series B Preference Shares.

Item 4.  APPROVAL OF THE ADOPTION OF THE BRISTOW GROUP INC. 2007 LONG TERM INCENTIVE PLAN

The Board of Directors recommends that you vote FOR the approval of the adoption of the Bristow Group Inc. 2007 Long Term Incentive Plan.

Item 5.  APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITOR

The Board of Directors recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008.

VOTING OF THE PROXY

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” EACH OF THE OTHER PROPOSALS SET FORTH ABOVE.

General

The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Any such request should be directed to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 25, 2007, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

July 2, 2007

APPENDIX A

BRISTOW GROUP INC.
2007 LONG TERM INCENTIVE PLAN

SECTION 1.

GENERAL PROVISIONS RELATING TO
PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1	Purpose

The purpose of the Bristow Group Inc. 2007 Long Term Incentive Plan as set forth herein and as may be amended from time to time (the “Plan”) is to provide a means whereby Bristow Group Inc., a Delaware corporation (the “Company” or “Bristow”), may advance the best interests of the Company and any Parent or Subsidiaries by providing Outside Directors, Employees and Consultants with additional incentives through the grant of Options to purchase common stock of the Company, par value US $0.01 per share (“Common Stock”), shares of Restricted Stock, Other Stock-Based Awards (payable in cash or Common Stock) and Performance Awards, thereby increasing the personal stake of such Outside Directors, Employees and Consultants in the continued success and growth of the Company.

The Plan provides for payment of various forms of incentive compensation and it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is adopted and made effective as of May 3, 2007 subject to Company stockholder approval (the “Effective Date”) and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 6.6, until all shares subject to the Plan have been purchased or acquired according to its provisions. However, in no event may any Incentive Award be granted under the Plan after the expiration of ten (10) years from the Effective Date.

1.2	Definitions

The following terms shall have the meanings set forth below:

(a) Award Letter.  The written or electronic award letter issued by the Company to the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as further described in Section 5.1(a).

(b) Board.  The Board of Directors of the Company.

(c) Code.  The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.

(d) Committee.  A committee appointed by the Board consisting of not less than two directors as appointed by the Board to administer the Plan. The Plan shall be administered by a committee appointed by the Board consisting of not less than two directors who fulfill the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, the “outside director” requirements of Section 162(m) of the Code and the “independent” requirement of the rules of any national securities exchange or the Nasdaq Stock Market, Inc. (“NASDAQ”), as the case may be, on which any of the securities of the Company are traded, listed or quoted, if any. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph.

The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.

Notwithstanding the preceding paragraphs, the term “Committee” as used in the Plan with respect to any Incentive Award for an Outside Director shall refer to the entire Board. In the case of an Incentive Award for an Outside Director, the Board shall have all the powers and responsibilities of the Committee hereunder as to such Incentive Award, and any actions as to such Incentive Award may be acted upon only by the Board (unless it otherwise designates in its discretion). When the Board exercises its authority to act in the capacity as the Committee hereunder with respect to an Incentive Award for an Outside Director, it shall so designate with respect to any action that it undertakes in its capacity as the Committee.

(e) Consultant.  An independent agent, consultant, or any other individual who is not an Outside Director or Employee of the Company (or any Parent or Subsidiary) and who (i), in the opinion of the Committee, is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii) is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary), which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(f) Employee.  Any employee of the Company (or any Parent or Subsidiary) within the meaning of Section 3401(c) of the Code, including, without limitation, officers who are members of the Board.

(g) Employment.  Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, or government service, or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion.

Unless otherwise provided in the Award Letter, the term “Employment” for purposes of the Plan is also defined to include (i) compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary) and (ii) membership on the Board by an Outside Director.

(h) Exchange Act.  The Securities Exchange Act of 1934, as amended.

(i) Fair Market Value.  The Fair Market Value of one share of Common Stock as of any date is deemed to be (i) the closing sales price on the date of determination of a share of Common Stock as reported on the consolidated reporting system for the securities exchange(s) on which shares are then listed or admitted to trading (as reported in the Wall Street Journal or other reputable source), or (ii) if not so reported, the average of the closing bid and asked prices for a Share on the date of determination as quoted on NASDAQ, or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a Share on the date of determination as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System. If there was no public trade of Common Stock on the date of determination, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported.

If the preceding paragraph is not applicable as of the date of determination, the determination of the Fair Market Value of the Common Stock for purposes of the Plan shall be made by the Committee in its discretion exercised in good faith. In this respect, the Committee may rely on such financial data, valuations, experts, and other sources, in its discretion, as it deems advisable under the circumstances.

(j) Grantee.  Any Employee, Consultant or Outside Director who is granted an Incentive Award under the Plan.

(k) Immediate Family.  With respect to a Grantee, the Grantee’s spouse, children or grandchildren (including legally adopted and step children and grandchildren).

(l) Incentive Award.  A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option, Restricted Stock Award, Other Stock-Based Award or Performance Award.

(m) Incentive Stock Option or ISO.  A Stock Option granted by the Committee to an Employee under Section 2 which is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(o) Insider.  An individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

(o) Nonstatutory Stock Option.  A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option.

(p) Other Stock-Based Award.  An award granted by the Committee to a Grantee under Section 4.1 that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(q) Outside Director.  A member of the Board who is not, at the time of grant of an Incentive Award, an Employee of the Company or any Parent or Subsidiary.

(r) Parent.  Any corporation (whether now or hereafter existing) which constitutes a “parent” of the Company, as defined in Section 424(e) of the Code.

(s) Performance Award.  An award granted by the Committee to the Grantee under Section 4.3.

(t) Performance-Based Exception.  The performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Code Section 162(m) and Treasury Regulation Section 1.162-27(e) (or its successor), which is applicable during such period that the Company is a publicly held corporation as defined in Code Section 162(m).

(u) Performance Criteria.  The performance criteria described in Section 4.3 which are the basis for Performance Goals.

(v) Performance Goal.  The performance goal or goals applicable to a Performance Award pursuant to Section 4.3 that is determined by the Committee and set out in an Award Letter.

(w) Performance Period.  A period of time, as may be determined in the discretion of the Committee and set out in an Award Letter, over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of an Incentive Award.

(x) Performance Share or Performance Unit.  An Incentive Award that is a Performance Award under Section 4.3 representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock or Restricted Stock units) at the end of a Performance Period.

(y) Restricted Stock.  Shares of Common Stock issued or transferred to a Grantee pursuant to Section 3.

(z) Restricted Stock Award.  An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.

(aa) Restriction Period.  The period of time determined by the Committee and set forth in an Award Letter during which the transfer of Restricted Stock by the Grantee is restricted.

(bb) Share.  A share of the Common Stock.

(cc) Stock Option or Option.  Pursuant to Section 2, (i) an Incentive Stock Option granted to an Employee or (ii) a Nonstatutory Stock Option granted to an Employee, Consultant or Outside Director,

whereunder such stock option the Grantee has the right to purchase shares of Common Stock. In accordance with Section 422 of the Code, only an Employee may be granted an Incentive Stock Option.

(dd) Subsidiary.  Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.

1.3	Plan Administration

(a) With respect to awards to eligible Employees, Consultants and Outside Directors, the Plan shall be administered by the Committee as defined in Section 1.2(d).

(b) Authority of the Committee.  Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards; (iv) determine whether any shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan, the terms and conditions of Incentive Awards, the Award Letter or any agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Letter.

(c) Decisions Binding.  All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its Parent and Subsidiaries, and its stockholders, Employees, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.

(d) Modification of Outstanding Incentive Awards; Prohibition on Repricing.  Subject to the stockholder approval requirements of Section 4.3 if applicable and except as otherwise provided in Section 4.3, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) except as otherwise provided in Section 6.14, not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee. The Committee may neither (i) amend any Option or stock appreciation right (“SAR”) to reduce its initial Exercise Price or grant price, nor (ii) cancel or replace any Option or SAR with Incentive Awards having a lower Exercise Price or grant price, without the approval of the stockholders of the Company.

(e) Delegation of Authority.  The Committee may delegate to designated officers or other Employees of the Company any of its duties under this Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority to (i) grant Incentive Awards to Employees who are executive officers, or (ii) take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception under Section 162(m) of the Code.

1.4	Shares of Common Stock Available for Incentive Awards

Subject to adjustment under Section 5.5, there shall be available for Incentive Awards under the Plan that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) 1,200,000 shares of Common Stock; in addition any shares under any grants or awards under the Bristow 2004 Stock Incentive Plan or the Bristow 2003 Nonqualified Plan for Non-Employee Directors (the “Prior Plans”) that expire or are forfeited, terminated or otherwise cancelled or that are settled in cash in lieu of shares shall be available for Incentive Awards under this Plan. Of the total amount of shares available under the Plan, 500,000 of the shares reserved under the Plan shall be available for grants based on stock other than as a Stock Option or SAR. The number of shares of Common Stock that are the subject of Incentive Awards under this Plan that are forfeited or terminated, are cancelled, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. With respect to SARs, when a stock-settled SAR is exercised, the shares of Common Stock subject to the SAR Award Letter shall be counted against the number of shares of Common Stock available for future grant or sale under the Plan, regardless of the number of shares of Common Stock used to settle the SAR upon exercise. Shares of Common Stock used to pay the exercise price of a Stock Option or used to satisfy tax withholding obligations shall not become available for future grant or sale under this Plan. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares are available for issuance pursuant to Incentive Awards.

The following limitations shall apply to grants of Incentive Awards to Employees:

(a) Subject to adjustment as provided in Section 5.5, the maximum aggregate number of shares of Common Stock that may be subject to Incentive Awards denominated with respect to shares of Common Stock (including Stock Options, Restricted Stock, Other Stock-Based Awards, SARs or Performance Awards paid out in shares) granted to an Employee in any calendar year shall be 200,000 shares.

(b) With respect to Incentive Awards denominated with respect to cash (including Other Stock–Based Awards or Performance Awards paid out in cash), the maximum aggregate cash payout to an Employee in any calendar year shall be $5,000,000.

(c) The limitations of subsections (a) and (b) above shall be construed and administered so as to comply with the Performance-Based Exception.

1.5	Common Stock Available

The Common Stock available for issuance or transfer under the Plan shall be made available from (a) shares now or hereafter held in the treasury of the Company, (b) authorized but unissued shares, or (c) shares to be purchased or acquired by the Company; provided, however, the Company shall not use cash proceeds from the exercise of Options granted under the Plan to purchase shares in a non-private transaction for issuance or transfer under the Plan. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

1.6	Participation

(a) Eligibility.  Employees, Consultants and/or Outside Directors may become eligible for Incentive Awards. The Committee shall from time to time designate those Employees, Consultants and/or Outside Directors, if any, to be granted Incentive Awards under the Plan, the type of Incentive Awards granted, the number of shares covered by the Incentive Award granted to each such person, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent not inconsistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

(b) Incentive Stock Option Eligibility.  No Consultant or Outside Director shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Exercise Price with respect to the Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee’s percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.

SECTION 2.

STOCK OPTIONS

2.1	Grant of Stock Options

The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Consultants and/or Outside Directors and (b) Incentive Stock Options to Employees only in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.

2.2	Stock Option Terms

(a) Award Letter.  Each grant of a Stock Option shall be evidenced by an Award Letter. Among its other terms and conditions, each Award Letter shall set forth the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment.

(b) Number of Shares.  Each award of a Stock Option shall specify the number of shares of Common Stock to which it pertains.

(c) Exercise Price.  The price at which a share of Common Stock may be purchased pursuant to each Stock Option (the “Exercise Price”) shall be determined by the Committee; provided, however, that the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date the Stock Option is granted (110% for an Incentive Stock Option granted to 10% or greater stockholders pursuant to Section 1.6(b). Each Stock Option shall specify the method of exercise which shall be consistent with the requirements of Section 2.3(a).

(d) Term.  In the Award Letter, the Committee shall fix the term of each Stock Option (which shall be not more than ten (10) years from the date of grant or, for ISO grants to ten percent (10%) or greater stockholders pursuant to Section 1.6(b), five (5) years from the date of grant). In the event no term is fixed, such term shall be ten (10) years from the date of grant.

(e) Exercise.  The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Award Letter.

2.3	Stock Option Exercises

(a) Method of Exercise and Payment.  Stock Options shall be exercised by the delivery of a written or electronic notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of shares with respect to which the Option is to be exercised, accompanied by full payment for the shares.

The Exercise Price shall be payable to the Company in full in cash or its equivalent, or subject to prior approval by the Committee in its discretion, (i) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (ii) by withholding shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (iii) by a combination of (i) and (ii) above. Any payment in shares shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee in its discretion, the Grantee shall not surrender, or attest to the ownership of, shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

As soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of shares purchased under the Stock Option.

Subject to Section 5.2, during the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee (or his legal guardian in the event of his disability) or by a broker-dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).

(b) Restrictions on Share Transferability.  The Committee may impose such restrictions on any grant of Stock Options or on any shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any buy/sell agreement or right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or Employees, (ii) any applicable federal securities laws, (iii) the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or (iv) any blue sky or state securities law applicable to such shares. Any certificate issued to evidence shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

Any Grantee or other person exercising an Incentive Award may be required by the Committee to give a written representation that the Incentive Award and the shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.

(c) Notification of Disqualifying Disposition of Shares from Incentive Stock Options.  Notwithstanding any other provision of the Plan, a Grantee who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or (ii) within one (1) year after the transfer of such shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such shares.

(d) Proceeds of Option Exercise.  The proceeds received by the Company from the sale of shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.

SECTION 3.

RESTRICTED STOCK

3.1	Award of Restricted Stock

(a) Grant.  In consideration of the performance of services by any Grantee who is an Employee, Consultant or Outside Director, shares of Restricted Stock may be awarded under the Plan by the Committee with such restrictions during the Restriction Period as the Committee may designate in its discretion, any of which restrictions may differ with respect to each particular Grantee. Restricted Stock may, at the discretion of the Committee, be awarded upon the satisfaction of performance objectives. The award or vesting of Restricted Stock may also, at the discretion of the Committee, be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 4.3 with respect to Performance Awards. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to or more than the Fair Market Value of the shares of Restricted Stock on the grant date. The terms and conditions of each grant of Restricted Stock shall be evidenced by an Award Letter.

(b) Immediate Transfer Without Immediate Delivery of Restricted Stock.  Unless otherwise specified in the Grantee’s Award Letter, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee in consideration of the performance of services entitling such Grantee to all voting and other ownership rights in such shares.

As specified in the Award Letter, a Restricted Stock Award may limit the Grantee’s dividend rights during the Restriction Period in which the shares of Restricted Stock are subject to a “substantial risk of forfeiture” (within the meaning given to such term under Code Section 83) and restrictions on transfer. In the Award Letter, the Committee may apply any restrictions to the dividends that the Committee deems appropriate.

Shares awarded pursuant to a grant of Restricted Stock may be issued in the name of the Grantee and held, together with a stock power endorsed in blank, by the Committee or Company (or their delegates) or in trust or in escrow pursuant to an agreement satisfactory to the Committee, until such time as the restrictions on transfer have expired. All such terms and conditions shall be set forth in the particular Grantee’s Award Letter.

3.2	Restrictions

(a) Forfeiture of Restricted Stock.  Unless otherwise specified by the Committee in the Award Letter, the Restricted Stock that is subject to restrictions which are not satisfied shall be forfeited and all rights of the Grantee to such shares shall terminate. Restrictions shall be set forth in the particular Grantee’s Award Letter and may lapse upon the satisfaction of performance objectives.

(b) Removal of Restrictions.  The Committee, in its discretion, shall have the authority to remove any or all of the restrictions on the Restricted Stock if it determines that, by reason of a change in applicable law or another change in circumstance arising after the grant date of the Restricted Stock, such action is appropriate.

3.3	Delivery of Shares of Common Stock

Subject to withholding taxes under Section 6.2 and to the terms of the Award Letter, a stock certificate evidencing the shares of Restricted Stock with respect to which the restrictions in the Award Letter have been satisfied shall be delivered to the Grantee or other appropriate recipient free of restrictions. Such delivery shall be effected for all purposes when the Company shall have deposited such certificate in the United States mail, addressed to the Grantee or other appropriate recipient.

SECTION 4.

OTHER STOCK-BASED AWARDS AND PERFORMANCE AWARDS

4.1	Grant of Other Stock-Based Awards

Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan and the goals of the Company. Other Stock-Based Awards include, without limitation, SARs, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares, Incentive Awards valued by reference to the value of securities of, or the performance of, the Company or a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.

4.2	Other Stock-Based Award Terms

(a) Award Letter.  The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Award Letter.

(b) Purchase Price.  Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) in the case of an Other Stock-Based Award in the nature of a purchase right, consideration (other than services rendered or to be rendered) at least equal to fifty percent (50%) of the Fair Market Value of the shares covered by such grant on the date of grant (or such other percentage higher than 50% that is required by applicable tax or securities law). Notwithstanding the foregoing, with respect to an Incentive Award for a SAR, the exercise price per share of Common Stock covered by the SAR shall not be less than one hundred percent (100%) of Fair Market Value of a share of Common Stock on the date of the grant of the SAR and the term shall not be more than ten years from the date of grant.

(c) Performance Criteria and Other Terms.  In its discretion, the Committee may specify such criteria, periods or goals for the grant or vesting in Other Stock-Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. The grant, vesting or payment of Other Stock-Based Awards may also, at the discretion of the Committee, be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 4.3 with respect to Performance Awards. All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Award Letter.

(d) Payment.  Other Stock-Based Awards may be paid in shares of Common Stock or other consideration, including cash, related to such shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Award Letter.

(e) Dividends.  The Grantee of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the Other Stock-Based Award, unless (and to the extent) otherwise determined by the Committee and set forth in the Award Letter. The Committee may also provide in the Award Letter that the amounts of any dividends or dividend equivalent shall be deemed to have been reinvested in additional shares of Common Stock.

4.3	Performance Awards

(a) Grant.  The Committee is authorized to grant Performance Awards to selected Grantees who are Employees or Consultants. Performance Awards may be by reference to Performance Shares or Performance Units, and may at the discretion of the Committee, be awarded upon the satisfaction of Performance Goals. The vesting or settlement of Performance Awards may also, in the discretion of the Committee, be conditioned upon the achievement of Performance Goals. Each grant of Performance Awards shall be evidenced by an Award Letter in such amounts and upon such terms as shall be determined by the Committee. When the Committee desires a Performance Award to qualify for the Performance-Based Exception, the Committee shall establish the Performance Goals for the respective Performance Award prior to or within 90 days of the beginning of the Performance Period relating to such Performance Goal, or at such other date as may be permitted or required for the Performance-Based Exception, and not later than after 25 percent of such Period has elapsed, and such Performance Goals shall otherwise comply with the requirements of the Performance-Based Exception. For all other Performance Awards, the Performance Goals must be established before the end of the respective Performance Period. The Committee may make grants of Performance Awards in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Awards and their contingent values which may vary depending on the degree to which Performance Criteria established by the Committee are met. The Committee shall have the power to impose such other restrictions on Performance Awards intended to qualify for the Performance-Based Exception as it may deem necessary or appropriate to ensure that such Performance Awards satisfy all the requirements to qualify for the Performance-Based Exception.

(b) Performance Criteria.  The Committee may establish Performance Goals applicable to Performance Awards based upon the Performance Criteria and other factors set forth below in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. Performance Criteria for the Company shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis. Performance Criteria for a segment of the Company’s business shall relate to the achievement of financial and operating objectives of the segment for which the Grantee is accountable. “Performance Criteria” means one or more of the following measures: sales, free cash flow, revenue, pre-tax or after-tax profit levels, including: earnings per share, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share, debt to equity ratio, market share, price per share of Common Stock, economic value added and market value added; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time including the relative improvement therein; safety measurements including: total recordable incident rate to labor hours ratios, lost time accidents to labor hours ratios, or flight accidents to flight hours ratios; or such similar objectively determinable financial or other measures as may be adopted by the Committee. Individual Performance Criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The Performance Goals may differ among Grantees, including among similarly situated Grantees. Performance Criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the issuance of a Performance Award that is consistently applied and identified. In establishing a Performance Goal applicable to a Performance Award, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal achievement to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s, a Subsidiary’s or a business segment’s reported results.

(c) Modification.  If the Committee determines, in its discretion exercised in good faith, that the established Performance Goals are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the Performance Goals to the extent it considers such modification to be necessary; provided, however, no such modification shall be made with respect to any Performance Award that is intended to qualify for the Performance-Based Exception unless (i) such modification is made no later than the deadline established under Code Section 162(m), and (ii) no Performance Award is paid under the modified Performance Goal until after the material terms of the modified Performance Goal are disclosed to and approved by the Company’s stockholders to the extent required by Code Section 162(m).

(d) Payment.  The basis for the grant, vesting or payment, as applicable, of Performance Awards for a given Performance Period shall be the achievement of those Performance Goals determined by the Committee as specified in the Grantee’s Award Letter. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights under the Performance Award shall cease. At any time prior to the payment of a Performance Award, unless otherwise provided by the Committee or prohibited by the Plan, the Committee shall have the authority to reduce or eliminate the amount payable with respect to the Performance Award, or to cancel any part or all of the Performance Award but, with respect to Performance Awards intended to qualify for the Performance-Based Exception, shall not have the authority in its discretion to increase the amount payable with respect to the Performance Award except as permitted under Section 5.5. With respect to Performance Awards intended to qualify for the Performance-Based Exception, the Committee may not waive the achievement of the applicable Performance Goal except to the extent provided in the respective Award Letter upon the death or disability of the Grantee or a change in control of the Company. The Committee’s determination with respect to a Performance Period of whether and to what extent a Performance Goal has been achieved, and, if so, of the amount of the Performance Award earned for the Performance Period shall be final and binding on the Company and all Grantees, and, with respect to Performance Awards that are intended to qualify for the Performance-Based Exception, these determinations shall be certified in writing before such Performance Awards are paid.

SECTION 5.

PROVISIONS RELATING TO PLAN PARTICIPATION

5.1	Plan Conditions

(a) Award Letter.  Each Grantee to whom an Incentive Award is granted shall be provided an Award Letter by the Company, in such form as is provided by the Committee. The Award Letter shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly situated Grantees. The Award Letter may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any Employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award if terminated for Cause, (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company regarding shares that may be acquired under an Incentive Award including, without limitation, an agreement restricting the transferability of shares by Grantee. An Award Letter shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee.

(b) No Right to Employment.  Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights (including without limitation, rights to continued Employment) in any Grantee or affect the right of the Company to terminate the Employment of any Grantee at any time without regard to the existence of the Plan.

(c) Securities Requirements.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange on which shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.

5.2	Transferability and Exercisability

Incentive Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code); provided, however, only with respect to Incentive Awards of Nonstatutory Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of such Immediate Family (except that the Grantee may also be a beneficiary of such trust), or (iii) a partnership in which such members of such Immediate Family are the only partners (except that Grantee may also be a partner), provided that (A) there may be no consideration for any such transfer, (B) the Award Letter pursuant to which such Nonstatutory Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5.2, and (C) subsequent transfers of transferred Options shall be prohibited except in accordance with clauses (a) and (b) (above) of this sentence. Following any permitted transfer, any Incentive Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” shall be deemed to refer to the transferee. The termination of Employment events in the Award Letter shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Award Letter.

Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Nonstatutory Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company shall have no obligation to provide any notices to a transferee including, for example, of the termination of an Incentive Award following the original Grantee’s termination of Employment.

In the event that a Grantee terminates Employment with the Company to assume a position with a governmental, charitable, educational or other nonprofit institution, the Committee may, in its discretion, subsequently authorize a third party, including but not limited to a “blind” trust, to act on behalf of and for the benefit of such Grantee regarding any outstanding Incentive Awards held by the Grantee subsequent to such termination of Employment. If so permitted by the Committee, a Grantee may designate a beneficiary or beneficiaries to exercise the rights of the Grantee and receive any distribution under the Plan upon the death of the Grantee.

No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 5.2 shall be void and ineffective. All determinations under this Section 5.2 shall be made by the Committee in its discretion.

5.3	Rights as a Stockholder

(a) No Stockholder Rights.  Except as otherwise provided in Section 3.1(b) for grants of Restricted Stock, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any shares of Common Stock until the issuance of a stock certificate for such shares.

(b) Representation of Ownership.  In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.

5.4	Listing and Registration of Shares of Common Stock

The exercise of any Incentive Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its discretion, defer the effectiveness of any exercise of an Incentive Award in order to allow the issuance of shares of Common Stock to be made pursuant to a registration statement, or an exemption from registration, or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing or electronically of its decision to defer the effectiveness of the exercise of an Incentive Award. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Grantee may, by written or electronic notice to the Committee, as permitted by the Committee in its discretion, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

5.5	Change in Stock and Adjustments

(a) Changes in Law or Circumstances.  In the event of any change in applicable law or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should so determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of shares that may be issued under the Plan and that are subject to the special limits under Section 1.4, (ii) the number of shares subject to Incentive Awards, and (iii) the Exercise Price or other price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent permitted under Code Section 424 and not constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing or electronically. The Committee shall give notice to each applicable Grantee of such adjustment which shall be effective and binding.

(b) Exercise of Corporate Powers.  The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(c) Recapitalization of the Company.  If while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend, stock split, combination of shares, recapitalization or other increase or reduction in the number of shares outstanding, without receiving compensation therefor in money, services or property, then the number of shares available under the Plan and that are subject to the special limits under Section 1.4 and the number of shares, Exercise Price and Fair Market Value of Incentive Awards shall (i) in the event of an increase in the number of shares outstanding, be proportionately increased and the Exercise Price or Fair Market Value of the Incentive Awards awarded shall be proportionately reduced; and (ii) in the event of a reduction in the number of shares outstanding, be proportionately reduced, and the Exercise Price or Fair Market Value of the Incentive Awards awarded shall be proportionately increased. The Committee shall take such action and whatever other action it deems appropriate, in its discretion, so that the value of each outstanding Incentive Award to the Grantee shall not be adversely affected by a corporate event described in this subsection(c).

(d) Issue of Common Stock by the Company.  Except as hereinabove expressly provided in this Section 5.5, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Exercise Price or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards; provided, however, in such event, outstanding shares of Restricted Stock shall be treated the same as outstanding unrestricted shares of Common Stock.

(e) Assumption under the Plan of Outstanding Stock Options.   Notwithstanding any other provision of the Plan, the Committee, in its absolute discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a newly acquired or currently owned corporation or other entity that was merged into, restructured, consolidated with, or whose stock or assets were acquired by, the Company or a Subsidiary of the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock-based incentive award, such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of shares reserved for issuance pursuant to Section 1.4.

(f) Assumption of Incentive Awards by a Successor.  Subject to the accelerated vesting and other provisions that may apply in the event of a change in control in the Award Letter, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of shares subject to Incentive Awards, such shares of capital stock or other securities or property as may be issuable or payable with respect to or in exchange for the number of shares which Grantee would have received had he exercised the Incentive Award immediately prior to such Corporate Event, together with any adjustments (including, without limitation, adjustments to the Exercise Price and the number of shares issuable on exercise of outstanding Stock Options). For this purpose, shares of Restricted Stock shall be treated the same as unrestricted outstanding shares of Common Stock. A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.

Notwithstanding the previous paragraph of this Section 5.5(f), but subject to any accelerated vesting and other provisions as specified in any Award Letter that apply in the event of a change in control, in the event of a Corporate Event (described in the previous paragraph), the Committee, in its discretion, shall have the right and power to:

(i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; provided, however, this subsection (i) shall be inapplicable to an Incentive Award granted within six (6) months before the occurrence of the Corporate Event but only if the Grantee is an Insider and such disposition is not exempt under Rule 16b-3 (or other rules preventing liability of the Insider under Section 16(b) of the Exchange Act) and, in that event, the provisions hereof shall be applicable to such Incentive Award after the expiration of six (6) months from the date of grant; or

(ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the Exercise Price or exercise price of the Incentive Award, if any, or in the number of shares or amount of property (including cash) subject to the Incentive Award; or

(iii) provide for assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.

(a) The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this subsection (f).

(g) Substitute Awards.  Incentive Awards granted under the Plan may, at the discretion of the Committee, be granted in substitution or exchange for any other award granted under another plan of the Company or any Subsidiary of the Company. Such substitution and exchange may be granted at any time. If an Incentive Award is granted in substitution or exchange for another award under another plan of the Company or a plan of a Subsidiary, the Committee shall require the surrender of such other award.

5.6	Termination of Employment, Death, Disability and Retirement

The Committee shall in its sole discretion establish conditions, if any, for inclusion in the applicable Award Letter for any acceleration of vesting, lapse of restrictions, the exercise period, the definition of disability and other terms and conditions in the event of termination of Employment, death, disability or retirement.

5.7	Change in Control

The Committee shall in its sole discretion establish conditions, if any, for inclusion in the applicable Award Letter for the acceleration of vesting, lapse of restrictions and any other terms and conditions in the event of a change in control. The events that shall constitute a change in control shall be specified in the Award Letter.

5.8	Exchange of Incentive Awards

The Committee may, in its discretion, permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.

5.9	Financing

To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Company may extend and maintain, or arrange for and guarantee, the extension and maintenance of financing to any Grantee to purchase shares pursuant to exercise of an Incentive Award upon such terms as are approved by the Committee and the Board in their discretion.

SECTION 6.

GENERAL

6.1	Funding and Liability of Company

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Award Letter, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

6.2	Withholding Taxes

(a) Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.

(b) Share Withholding.  With respect to tax withholding required upon the exercise of Stock Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing or electronically, as permitted by the Committee in its discretion, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

(c) Loans.  To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Committee may provide for loans, on either a short term or demand basis, from the Company to a Grantee who is an Employee or Consultant to permit the payment of taxes required by law.

6.3	No Guarantee of Tax Consequences

Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

6.4	Designation of Beneficiary by Participant

Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing or electronically with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

6.5	Deferrals

The Committee may permit a Grantee to defer such Grantee’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Other Stock-Based Awards. If any such deferral election is permitted, the Committee shall, in its discretion, establish rules and procedures for such payment deferrals to the extent consistent with the Code.

6.6	Amendment and Termination

The Board shall have complete power and authority to terminate or amend the Plan at any time; provided, however, the Board shall not, without the approval of the stockholders of the Company (within the time period required by applicable law, if any) (a) except as provided in Section 5.5, increase the maximum number of shares which may be issued under the Plan pursuant to Section 1.4, (b) amend the requirements as to the class of Employees eligible to be granted Awards under the Plan, (c) to the extent applicable, increase the maximum limits on Incentive Awards to Employees as set for compliance with the Performance-Based Exception, (d) extend the term of the Plan, (e) permit the cancellation or purchase by the Company of Incentive Awards of Options for which the shares have a current Fair Market Value that is less than the Fair Market Value of the shares under the Option on the date of grant, (f) to the extent applicable, decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act, (g) amend any Stock Option or SAR to reduce its initial Exercise Price or grant price, (h) cancel or replace any Stock Option or SAR with Incentive Awards having a lower Exercise Price or grant price or (i) to the extent applicable, modify the Performance Criteria for Awards intended to qualify for the Performance-Based Exemption.

Except as otherwise provided in Section 6.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written or electronic consent of such Grantee or other designated holder of such Incentive Award.

In addition, to the extent that the Committee determines that (a) the listing or qualification requirements of any national securities exchange or quotation system on which the Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.

6.7	Requirements of Law

The granting of Incentive Awards and the issuance of shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

6.8	Rule 16b-3 Securities Law Compliance and Compliance with Company Policies

With respect to Insiders to the extent applicable, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. With respect to Grantees who are directors or executive officers of the Company, transactions under the Plan are intended to comply with Securities Regulation BTR and, with respect to all Grantees, with the Company’s insider trading policies as revised from time to time or such other similar Company policies, including but not limited to, policies relating to black out periods. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

6.9	Successors

All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

6.10	Miscellaneous Provisions

(a) No Employee, Consultant, Outside Director, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee, Consultant, or Outside Director any right to be retained in the Employment or other service of the Company or any Parent or Subsidiary.

(b) No shares of Common Stock shall be issued hereunder unless counsel for the Company is then reasonably satisfied that such issuance will be in compliance with federal and state securities laws, if applicable.

(c) The expenses of the Plan shall be borne by the Company.

(d) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.

6.11	Severability

In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

6.12	Gender and Headings

Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

6.13	Governing Law

The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

6.14	Compliance with Code Section 409A

To the extent that the Committee determines that any Incentive Award granted under the Plan is subject to Section 409A of the Code, the applicable Award Letter shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Letters shall be interpreted and construed in compliance with Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder. In the event that the Board determines that any Award may be subject to Section 409A of the Code, the Board may, without the consent of Participants, including the affected Participant, but subject to the stockholder approval requirements of Section 6.6, if applicable, adopt such amendments to the Plan and the applicable Award Letters or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Incentive Award from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder.

IN WITNESS WHEREOF, Bristow has caused this Plan to be duly executed in its name and on its behalf by its duly authorized officer.

BRISTOW GROUP INC.

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary

PROXY
BRISTOW GROUP INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints William E. Chiles and Randall A. Stafford, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Westchase Marriott Hotel, 2900 Briarpark Drive, Houston, Texas, on Thursday, August 2, 2007, at 8:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.
     The Board of Directors of the Company’s recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008 and FOR proposals two, three and four described in the notice and proxy statement.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

▼ FOLD AND DETACH HERE ▼

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1) Election of the following nominees as Directors:

FOR	WITHHOLD
all nominees	for all nominees
☐	☐
Withhold for the following only: (Write the name(s) of the nominee(s) below)
01 Thomas N. Amonett, 02 Charles F. Bolden, Jr. 03 Peter N. Buckley,
04 Stephen J. Cannon, 05 Jonathan H. Cartwright, 06 William E. Chiles,
07 Michael A. Flick, 08 Thomas C. Knudson and 09 Ken C. Tamblyn.

	FOR	AGAINST	ABSTAIN
2) Approval of an amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3) Approval of an amendment to the Company’s Certificate of Incorporation to eliminate the Series B Preference Shares.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4) Approval of an amendment to adopt the Bristow Group Inc. 2007 Long Term Incentive Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5) Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2008.	☐	☐	☐
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Company’s annual report for the year ended March 31, 2007 and hereby revokes any proxy or proxies heretofore given.

Date

Signature

Signature

Please mark, date and sign as your account name appear and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each joint stockholder named should sign.

▼ FOLD AND DETACH HERE ▼

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/brs
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.     OR . . .

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.     OR . . .

Mail
Mark, sign and date your proxy card and return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.